Exhibit (a)(1)

DELPHI CORPORATION

OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS

TO PURCHASE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE,
WITH AN EXERCISE PRICE EQUAL TO OR GREATER THAN $17.00 PER SHARE,
GRANTED TO ELIGIBLE EMPLOYEES UNDER THE ELIGIBLE PLANS
FOR STOCK APPRECIATION RIGHTS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT

5:00 P.M., EASTERN STANDARD TIME, ON DECEMBER 17, 2003,
UNLESS THE OFFER IS EXTENDED BY DELPHI

      Delphi Corporation (“Delphi,” “we” or “us”) is offering each eligible employee of Delphi and its subsidiaries the opportunity to exchange all of his or her options to purchase shares of Delphi common stock with an exercise price equal to or greater than $17.00 per share that were granted under Delphi Automotive Systems Stock Incentive Plan and the Delphi Salary and Hourly Stock Option Plan (collectively we refer to these plans as the “eligible plans”) for cash-settled stock appreciation rights (which we refer to as “stock appreciation rights”). We refer to the options that satisfy these eligibility criteria as “eligible options.” The stock appreciation rights will be granted pursuant to the Delphi Corporation Stock Appreciation Rights for Options Plan (which we refer to as the “SAR plan”).

      The offer is a one-for-one exchange whereby we will grant one stock appreciation right for every eligible option validly tendered and accepted for exchange in the offer. Each stock appreciation right will entitle the holder to receive, upon exercise, an amount in cash equal to the excess of the fair market value of a share of our common stock on the date of exercise over the grant price of the stock appreciation right. The grant price of each stock appreciation right will be equal to the exercise price of the eligible options validly tendered and accepted for exchange in the offer. Stock appreciation rights will generally be subject to the same terms and conditions as the cancelled eligible options, as more fully described in Section 9 of this Offer to Exchange.

      The tendered eligible options will be cancelled and the stock appreciation rights will be granted on the expiration date of the offer, which, unless the offer is extended, is scheduled to be 5:00 p.m., Eastern Standard Time, on December 17, 2003.

      In order to participate in the offer, you must be employed by us or one of our subsidiaries as (i) a “classified” or “executive” employee in the United States, (ii) a “classified” or “executive” U.S. employee who is on an expatriate assignment in France, Germany or Mexico, or (iii) an international “executive” employee from France, Germany or Mexico and assigned to work in one of these countries or in the United States, including, in each case, executives from and working in the United States, France, Germany or Mexico who are members of our Strategy Board. However, due to French legal requirements, if you reside in France, your eligibility to participate in the offer is subject to certain conditions set forth on Schedule D to this Offer to Exchange.

      In addition, you must hold eligible options and be continuously and actively employed, or on an authorized leave of absence, from the date the offer commences through the grant date of the stock appreciation rights, which is expected to be December 17, 2003.

      You will not be eligible to participate in the offer if you do not satisfy the requirements set forth above or if you are (i) an executive officer whom Delphi has determined is subject to Section 16 of the Securities Exchange Act of 1934, as amended (which we refer to as our “Section 16 officers”), (ii) an “hourly” employee, (iii) employed in, or assigned to, countries other than the United States, France, Germany and Mexico, (iv) a non-executive employee in France, Germany or Mexico, or (v) a former or retired employee of Delphi or one of our subsidiaries. In addition, consultants and non-employee directors of Delphi and our subsidiaries are not eligible to participate in the offer.

      Our subsidiaries include any (i) corporation of which we own, directly or indirectly, capital stock having voting power to elect a majority of the board of directors of such corporation and (ii) unincorporated entity in respect of which we can exercise, directly or indirectly, comparable control, including Delphi Catalyst and Delphi Connection Systems.

      Participation in the offer is voluntary. However, the offer is being made on an all-or-nothing basis, meaning that if you elect to participate in the offer and tender any one or more of your eligible options, you must tender all of the eligible options you hold. Partial tenders are not permitted.

      We are making the offer upon the terms and subject to the conditions described in this Offer to Exchange and in the Acceptance Form that you received with this Offer to Exchange, which together, as they may be amended from time to time, constitute the offer.

      Although our board of directors has approved the offer, neither we nor our board of directors make any recommendation as to whether you should accept or reject the offer. You must make your own decision whether to accept the offer. You should know, however, that neither our directors nor our Section 16 officers are eligible to participate in the offer.

      The offer is not conditioned on a minimum number of eligible employees accepting the offer or a minimum number of eligible options being tendered for exchange.

      Nothing in this Offer to Exchange gives, or shall be considered to give, you the right to remain an employee. Nothing in this Offer to Exchange shall limit the right of us or our subsidiaries to terminate your employment at any time with or without cause. If your employment terminates for any reason after you have tendered your eligible options but prior to the expiration of the offer, your acceptance is presumed to have been automatically withdrawn and your eligible options will remain outstanding and retain their current exercise prices and other current terms. Nothing in this Offer to Exchange shall be considered a contract or guarantee of wages or compensation.

      Our common stock is listed and traded in the United States on the New York Stock Exchange under the symbol “DPH.” On November 7, 2003, the closing price of our common stock on the New York Stock Exchange was $8.80 per share. You should evaluate the current market price for our common stock, among other factors, before deciding whether or not to tender your eligible options.

      The offer has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission determined whether the information in this Offer to Exchange is accurate or complete. Any representation to the contrary is a criminal offense.

      Any questions or requests for assistance or additional copies of any documents referred to in this Offer to Exchange may be directed to the applicable person(s) listed on Schedule A of this Offer to Exchange.

      We are not making the offer to, nor will we accept any tender of eligible options from, or on behalf of, eligible employees in any jurisdiction in which the offer or the acceptance of any tender of eligible options would not be in compliance with the laws or rules of any regulatory authorities or other governing agencies or groups of such jurisdiction. However, we may, in our sole discretion, take any actions necessary to make the offer to eligible employees in any such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION OR REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ACCEPT OR REJECT THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

ii

SUMMARY TERM SHEET
RISK FACTORS
THE OFFER TO EXCHANGE
1. Purpose of the Offer.
2. Eligible Plans; Eligible Options and Eligible Employees.
3. Exchange of Eligible Options.
4. Procedures for Accepting the Offer.
5. Withdrawal Rights.
6. Acceptance of Eligible Options for Exchange and Grant of Stock Appreciation Rights.
7. Conditions of the Offer.
8. Price Range of Common Stock Underlying the Eligible Options.
9. Source and Amount of Consideration; Terms of Stock Appreciation Rights.
SCHEDULE A
SCHEDULE C DELPHI CORPORATION STOCK APPRECIATION RIGHTS FOR OPTIONS PLAN
SCHEDULE D GUIDES TO ISSUES IN FRANCE, GERMANY AND MEXICO
SCHEDULE E FORM OF GRANT LETTER
Offer to Exchange, dated November 18, 2003
Cover Letter to the Offer to Exchange
Employee Communications Package
Written Acceptance Form - United States
Written Acceptance Form - France
Internet Election Form - United States
Telephone Election Script - United States
Written Acceptance Form - France, Germany & Mexico
E-Mail Communication to Eligible Employees
Script of Global Voicemail Message - Kevin Butler
E-Mail Communication to Employees in France

iii

SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about the offer. This summary term sheet highlights and summarizes selected information from this Offer to Exchange. This summary is not complete, and Delphi Corporation (“Delphi,” “we” or “us”) urges you to read carefully and in its entirety the remainder of this Offer to Exchange including, without limitation, the Section entitled “Risk Factors,” the Acceptance Form that you received with this Offer to Exchange, and if you reside in, or are subject to taxation in, France, Germany or Mexico, the relevant “Guide to Issues” attached as Schedule D to this Offer to Exchange in order to determine whether you should participate in the offer. We have also included references to the relevant sections in this Offer to Exchange where you can find a more complete description of the topics in this summary.

GENERAL QUESTIONS ABOUT THE OFFER

Q1.	What are we offering to exchange?

      We are offering each eligible employee of Delphi and our subsidiaries the opportunity to exchange all of his or her options to purchase shares of our common stock with an exercise price equal to or greater than $17.00 per share that were granted under Delphi Automotive Systems Stock Incentive Plan (the “SIP”) and the Delphi Salary and Hourly Stock Option Plan (the “SOP”) (collectively we refer to the SIP and the SOP as the “eligible plans”) for cash-settled stock appreciation rights (which we refer to as “stock appreciation rights”). We refer to the options that satisfy these criteria as “eligible options.” Each stock appreciation right entitles you to receive, upon exercise, an amount in cash equal to the excess of the “fair market value” of a share of our common stock on the date of exercise over the “grant price” of the stock appreciation right. See Section 9 of this Offer to Exchange. The stock appreciation rights will be granted pursuant to the Delphi Corporation Stock Appreciation Rights for Options Plan (which we refer to as the “SAR plan”). See Section 2 of this Offer to Exchange.

      Participation in the offer is voluntary. However, the offer is being made on an all-or-nothing basis, whereby if you elect to participate in the offer and tender any one or more of your eligible options, you must tender all the eligible options you hold. Partial tenders are not permitted.

You should review the list of your eligible options set forth on the Acceptance Form that you received with this Offer to Exchange.

      If you do not elect to participate in the offer, you will retain your eligible options without any changes to any terms or conditions of such options, including the exercise price and the number of shares of our common stock for which such eligible options are exercisable. If any of your eligible options are “incentive stock options,” which are options that satisfy the requirements set forth in Section 422 of the Internal Revenue Code of 1986, as amended, see Question 30 below.

      We are making the offer upon the terms and subject to the conditions described in this Offer to Exchange and in the Acceptance Form that you received with this Offer to Exchange, which together, as they may be amended from time to time, constitute the offer. See Section 2 of this Offer to Exchange.

Q2.	Why are we making the offer?

      We believe that the offer will benefit both our employees and our stockholders. Our compensation philosophy is to provide an appropriate mix of cash and equity-based incentive awards that motivate high levels of performance in our employees while appropriately aligning the interests of our employees with those of our stockholders.

      While we have historically granted options to a broad group of employees, growing employee concern with regard to the incentive value of options that are significantly out-of-the-money and stockholder concern over potential dilution have caused us to modify our compensation philosophy going forward to decrease the use of options. We believe that by offering to exchange outstanding eligible options for cash-

settled stock appreciation rights on a one-for-one basis, we will enable eligible employees to better align their outstanding incentive awards with our new compensation philosophy while at the same time preserving the value to the eligible employee of previously granted awards. Moreover, as Delphi will pay all transaction costs upon exercise of the stock appreciation rights, employees will benefit by saving the broker fees and other transaction costs incurred upon an option exercise.

      As of October 31, 2003, approximately 17% of our shares, on a fully diluted basis, were subject to outstanding options and approximately 87% of these outstanding options were out-of-the-money because they have exercise prices that are higher than the market price of our shares of common stock. While out-of-the-money options are less likely to be exercised in the foreseeable future, we must reserve shares underlying these options for future issuance. Keeping such shares in reserve creates a share “overhang” that we believe has negatively impacted some investors’ perception of our future share performance and reduces our flexibility to make additional equity grants to our employees in the future. If all eligible options are tendered in the offer, we will decrease our dilution or share “overhang” by approximately 3.5%. We believe that by reducing the potential dilution, both presently by reducing the number of outstanding options that are significantly out-of-the-money through the offer, and in the future by reducing our use of options, we will lessen stockholder concerns and preserve our ability to make additional equity grants, including options in appropriate instances, to our employees in the future. See Section 1 of this Offer to Exchange.

Q3.	How should I decide whether or not to participate?

      Participation in the offer is voluntary. We understand that this will be an important decision for you. The decision to participate must be your personal decision, and will depend largely on the specific terms of your existing options and on your assessment of various risk factors described under the Section entitled “Risk Factors” and Sections 6 and 9 of this Offer to Exchange. You should carefully consider these and other risks and are encouraged to consult with your own legal, tax and financial advisors as necessary before deciding to participate in the offer.

Q4.	What do we and our board of directors think of the offer?

      Although our board of directors has approved the offer and believes realigning our existing awards with our new compensation philosophy is in our best interest, neither we nor our board of directors make any recommendation as to whether you should accept or reject the offer. You must make your own decision whether to accept the offer based on your personal circumstances, including the specific terms of your existing options and your assessment of various risk factors described under the Section entitled “Risk Factors.” For questions regarding tax implications or other investment related questions, you should consult your own legal, tax and financial advisors before deciding to participate in the offer. In addition, you should know that our directors and our executive officers whom we have determined are subject to Section 16 of the Securities Exchange Act of 1934, as amended (which we refer to as our “Section 16 officers”) are not eligible to participate in the offer, although none of our non-employee directors hold any eligible options. See Section 1 of this Offer to Exchange.

Q5.	Can Delphi terminate or amend the offer?

      Yes. Prior to the expiration of the offer, we may terminate or amend the offer. There are certain events that would make it inadvisable for us to proceed with the offer. These events include, among other things:

•	changes in applicable laws, regulations or accounting rules and their application;

•	third-party tender offers for our common stock or other acquisition proposals;

•	adverse changes in market conditions; and

•	lawsuits challenging the offer.

      These and various other events are more fully described in Section 7 of this Offer to Exchange. Once the offer has expired and the eligible options have been accepted for exchange and cancelled pursuant to the offer, we will no longer be entitled to terminate or amend the offer. See Sections 7 and 16 of this Offer to Exchange.

Q6.	Has the offer been approved by our stockholders?

      No. The New York Stock Exchange has confirmed that the offer is not a “repricing” under their final shareholder approval rules, dated June 6, 2003, and consequently no stockholder approval is required. See Section 13 of this Offer to Exchange.

Q7.	When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

      The offer expires at 5:00 p.m., Eastern Standard Time, on December 17, 2003, unless extended by us.

      We may, in our sole discretion, extend the offer at any time. If the offer is extended, we will make an announcement of the extension no later than 9:00 a.m., Eastern Standard Time, on the business day immediately following the previously scheduled expiration of the offer. See Section 16 of this Offer to Exchange.

Q8.	What happens at the expiration of the offer?

      Subject to our right to cancel, amend or extend the offer prior to its expiration, we will accept promptly after the expiration of the offer all eligible options properly tendered and not validly withdrawn. All accepted eligible options will be cancelled and the stock appreciation rights will be granted on the expiration date of the offer. Promptly thereafter, we will send each eligible employee who has validly accepted the offer a grant letter substantially in the form attached as Schedule E to this Offer to Exchange. See Sections 4 and 6 of this Offer to Exchange.

ELIGIBILITY MATTERS

Q9.	Who qualifies as an eligible employee entitled to participate in the offer?

      In order to participate in the offer, you must be employed by us or one of our subsidiaries as (i) a “classified” or “executive” employee in the United States, (ii) a “classified” or “executive” U.S. employee who is on an expatriate assignment in France, Germany or Mexico, or (iii) an international “executive” employee from France, Germany or Mexico and assigned to work in one of these countries or in the United States, including, in each case, executives from and working in the United States, France, Germany or Mexico who are members of our Strategy Board. However, due to French legal requirements, if you reside in France, your eligibility to participate in the offer is subject to certain conditions set forth on Schedule D to this Offer to Exchange.

      In addition, you must hold eligible options and be continuously and actively employed, or on an authorized leave of absence, from the date the offer commences through the grant date of the stock appreciation rights, which is expected to be December 17, 2003, the currently scheduled expiration date of the offer.

      You will not be eligible to participate in the offer if you do not satisfy the requirements set forth above or if you are (i) a Section 16 officer, (ii) an “hourly” employee, (iii) employed in, or assigned to, countries other than the United States, France, Germany and Mexico, (iv) a non-executive employee in France, Germany or Mexico, or (v) a former or retired employee of Delphi or one of our subsidiaries. In addition, consultants and non-employee directors of Delphi and our subsidiaries are not eligible to participate in the offer.

      Furthermore, you will not be considered an eligible employee and, accordingly, will not be eligible to participate in the offer if your employment terminates for any reason, including resignation, retirement, permanent disability or death prior to the expiration of the offer. You should note that your employment is “at will” and may be terminated at any time and your participation in the offer does not constitute a guarantee that your employment will be continued through the expiration of the offer. We can give no assurances that there will be no reductions in our workforce or other employee terminations in the future. See Section 2 of this Offer to Exchange.

Q10.	Is the offer open to employees in all countries?

      No. As discussed above, only eligible employees in the United States, France, Germany and Mexico who hold eligible options are eligible to participate in the offer, subject to compliance with all applicable laws. In particular, due to French legal requirements, if you reside in France, your eligibility to participate in the offer is subject to certain conditions set forth on Schedule D to this Offer to Exchange. See Section 2 of this Offer to Exchange.

Q11.	Why are certain employees excluded from participating in the offer?

      The offer is intended to exchange eligible options that are granted as annual compensation awards. Consequently, employees who generally do not participate in our annual option grants are not eligible to participate in the offer. Specifically, our “hourly” employees and non-executive international employees are excluded from participating in the offer because they have not received options as an ongoing part of their annual compensation awards. These employees hold only a one-time “Founders Grant” that was issued in connection with our spin-off from General Motors Corporation (or “GM”) in 1999.

      Our board of directors has also elected to exclude our executive officers whom we have determined are subject to Section 16 of the Securities and Exchange Act of 1934, as amended, from participation in the offer because it believes that these senior executives should retain their equity-based incentive compensation.

      Finally, due to the costs and administrative burdens associated with making the offer in all the countries in which we have employees, our board of directors elected to limit the offer to eligible employees in countries with our largest employee populations, namely the United States, France, Germany and Mexico. There are fewer than 10 potentially eligible employees in each of the countries that we have excluded from the offer.

      See Section 2 of this Offer to Exchange.

Q12.	Will I be eligible to participate in the offer if I am on an authorized leave of absence on the expiration date of the offer?

      Yes. If you are on an authorized leave of absence on the expiration date of the offer and are otherwise eligible to participate in the offer, you will be eligible to tender your eligible options and will be entitled to a grant of stock appreciation rights, subject to the terms and conditions applicable to all eligible employees. See Sections 2 and 6 of this Offer to Exchange.

Q13.	What happens if I accept the offer and my employment with Delphi or one of its subsidiaries is terminated for any reason prior to the expiration of the offer?

      If you elect to accept the offer and your employment terminates prior to the expiration of the offer for any reason, including, without limitation, a reduction in our workforce, your voluntary resignation, your termination with or without cause or your death or permanent disability, your acceptance is presumed to have been automatically withdrawn, and your eligible options will remain outstanding and retain their current exercise prices and other current terms. You should note that your employment is “at will” and may be terminated at any time and your participation in the offer does not constitute a guarantee that your employment will be continued through the expiration of the offer. See Section 2 of this Offer to Exchange.

QUESTIONS REGARDING STOCK APPRECIATION RIGHTS

RECEIVED IN THIS OFFER TO EXCHANGE

Q14.	What is a stock appreciation right?

      Each stock appreciation right entitles you to receive, upon exercise, an amount in cash equal to the excess of the “fair market value” of a share of our common stock on the date of exercise over the “grant price” of the stock appreciation right. Pursuant to the SAR plan, the fair market value of a share of our common stock is equal to the mean of the highest and the lowest sales prices on the exercise date as reported in The Wall Street Journal. The grant price of each stock appreciation right is the same as the exercise price of the cancelled eligible option. Stock appreciation rights are solely and exclusively cash-settled, and no shares of our common stock are issued in connection with the exercise of stock appreciation rights. See Section 9 of this Offer to Exchange.

Q15.	What are the general differences between options and stock appreciation rights?

      Options permit you to purchase a share of our common stock in the future at a price that is determined on the date of grant. Once you exercise your option and receive a share of common stock, you may sell the shares of common stock you acquire upon exercise of the option on the open market. Your profit with respect to an option is equal to the difference between the exercise price of the option and the sale price you receive for the shares of common stock, minus any broker and other transaction fees you are obligated to pay in connection with the exercise and sale.

      Historically, the vast majority of our employees elect to exercise their options using a “cashless exercise” method. Under the cashless exercise method, employees direct their brokers to exercise their options and immediately sell all of the shares of common stock acquired upon exercise of the options. As a result, many employees never hold the shares of our common stock issued upon exercise of their options and simply receive an amount equal to the appreciation minus any broker and other transaction fees in cash.

      As described above, a stock appreciation right entitles you to receive, upon exercise, an amount in cash equal to the excess of the fair market value of our common stock on the date of exercise over the grant price of the stock appreciation right. As a result, upon exercise, stock appreciation rights permit you to receive in cash an amount equal to the appreciation of our common stock without the actual issuance of common stock and without your incurrence of the related broker and other transaction fees. We will pay any administrative fees arising in connection with your exercise of a stock appreciation right. See Questions 16 and 17 below and Section 9 of this Offer to Exchange.

Q16.	What are the differences in the tax treatment of options and stock appreciation rights?

      Upon exercise of nonqualified stock options, you will recognize ordinary compensation income equal to the difference between fair market value of the shares of our common stock on the date of exercise over the exercise price paid. You will be liable for any federal and state taxes on such amount regardless of whether you hold the shares of our common stock acquired upon exercise of such nonqualified stock options. Upon your sale of the shares of our common stock acquired upon exercise of such nonqualified stock options, any gain or loss will be taxed at capital gains rates.

      Upon exercise of incentive stock options, you will not recognize ordinary income as long as you hold the shares you acquire upon exercise for at least one year (and two years following grant). However, the amount by which the fair market value of the shares of our common stock issued upon exercise exceeds the exercise price paid would constitute a “tax preference item” that may have alternative minimum tax consequences for you. Generally, this would only result in a higher tax liability for individuals with significant tax preference items and/or certain itemized deductions during the applicable tax year. If you do not hold the shares acquired upon exercise of an incentive stock option for at least one year from the date such shares were acquired upon exercise (and two years following grant), you will recognize ordinary income in an amount equal to the difference between the exercise price and the lesser of (i) the fair market value of the shares of our common stock on the date of exercise and (ii) your sale price. The balance of your gain or loss upon disposition, if any, will be taxed at capital gains rates. If you satisfy the requisite holding periods, when you sell shares of our common stock acquired through the exercise of such incentive stock options, you will recognize a capital gain or loss.

      You should note, however, that if you utilize the “cashless exercise” method with respect to your eligible options, irrespective of whether they are nonqualified stock options or incentive stock options, all gains would be treated as ordinary income.

      When you exercise stock appreciation rights, you will recognize ordinary income equal to the amount of the difference between the fair market value of the shares of our common stock you receive upon exercise over the grant price of such stock appreciation rights. Capital gains treatment is not available under any circumstances with respect to stock appreciation rights. See Section 14 of this Offer to Exchange.

Q17.	Are there differences in the exercise restrictions for options and stock appreciation rights?

      Yes. Although you will exercise your stock appreciation rights in the same manner with our plan administrator as you would exercise options, there are differences. For example, your ability to sell shares of our common stock you acquire upon exercise of options is subject to compliance with all applicable laws, including U.S. federal and state securities and insider trading laws, as well as our policies with respect to insider trading and quarterly blackout periods, which may be applicable to you. Conversely, since you receive cash without selling shares of our common stock as a result of exercising stock appreciation rights, insider trading restrictions which apply to the purchase and sale of our common stock and to most option exercises will generally not apply. See Section 9 of this Offer to Exchange.

Q18.	What will the terms of the stock appreciation rights be?

      The stock appreciation rights will generally be subject to the same terms and conditions as the cancelled eligible options, as more fully described in Section 9 of this Offer to Exchange.

•	Grant Price. The grant price of each stock appreciation right will be equal to the exercise price of the eligible options validly tendered and accepted for exchange in the offer.

•	Vesting; Exercisability. All stock appreciation rights will be vested and exercisable upon grant, and may be exercised in accordance with the terms and conditions of the cancelled eligible options.

•	Number of Stock Appreciation Rights. The offer is a one-for-one exchange. We will grant one stock appreciation right for every eligible option validly tendered in the offer.

•	Term. Stock appreciation rights will have the same term as the cancelled eligible options. The eligible options will generally expire between January 2009 and January 2010.

Q19.	What if my eligible options are modified by an individually negotiated agreement?

      If you are party to an employment or other individually negotiated agreement with us or one of our subsidiaries that modifies or alters the terms of some or all of your eligible options, your stock appreciation rights granted in exchange for your eligible options validly tendered in the offer will be subject to the same provisions as your cancelled eligible options. See Section 9 of this Offer to Exchange.

Q20.	Under what plan will the stock appreciation rights be granted?

      Stock appreciation rights will be granted pursuant to the SAR plan. A copy of the SAR plan is attached as Schedule C to this Offer to Exchange. See Section 9 of this Offer to Exchange.

Q21.	When will the stock appreciation rights be granted?

      The stock appreciation rights will be granted on the expiration date of the offer to each eligible employee who validly tendered eligible options. See Sections 3, 6 and 9 of this Offer to Exchange.

QUESTIONS REGARDING ELIGIBLE OPTIONS

TO BE EXCHANGED IN THIS OFFER TO EXCHANGE

Q22.	What options are eligible to be exchanged?

      Eligible options are outstanding options to purchase shares of our common stock with an exercise price equal to or greater than $17.00 per share that were granted to eligible employees under the eligible plans. We refer to the options that satisfy these eligibility criteria as “eligible options.” See Section 2 of this Offer to Exchange.

Q23.	How can I find out the details of my outstanding options that are eligible for exchange in the offer?

      Included on the Acceptance Form that you received with this Offer to Exchange is a list of your eligible options. In addition, you may contact the applicable person(s) listed on Schedule A to this Offer to Exchange for further information about your eligible options.

      In general, the following three annual grants are eligible for exchange in the offer: (i) the 1999 Salaried Incentive Grant (with an exercise price of $20.64, expiring in January 2009); (ii) the 1999 Founders Grant (with an exercise price of $18.66, expiring in February 2009); and (iii) the 2000 Annual Executive and Salaried Incentive Grant (with an exercise price of $17.13, expiring in January 2010). You may have also received additional grants that are eligible for exchange in the offer (e.g., upon commencement of your employment). See Sections 2 and 4 of this Offer to Exchange.

Q24.	Why are only options with an exercise price of $17.00 or more per share eligible for exchange in the offer?

      Our board of directors has limited the offer to options with an exercise price of $17.00 or more per share because these options are currently the options that are the most significantly “out-of-the-money” and have the shortest remaining exercise periods. See Section 2 of this Offer to Exchange.

Q25.	If I elect to exchange eligible options, do I have to exchange all of my eligible options?

      Yes. Participation in the offer is voluntary. However, the offer is being made on an all-or-nothing basis, which means that if you elect to participate in the offer and tender any one or more of your eligible options, you must tender all the eligible options you hold. Partial tenders are not permitted. See Section 3 of this Offer to Exchange.

Q26.	May I exchange the remaining portion of an option grant that I have already partially exercised?

      Yes. While generally no partial tenders are permitted, you may tender the remaining portion of an eligible option grant that you have partially exercised. See Section 3 of this Offer to Exchange.

Q27.	Can I exchange options that I have already exercised?

      No. The offer only pertains to outstanding eligible options and does not apply in any way to shares of our common stock acquired upon the exercise of options or otherwise. Eligible options for which you have properly submitted an exercise notice prior to the expiration of the offer will be considered exercised, whether or not you have received confirmation of exercise for the shares of our common stock acquired. See Section 3 of this Offer to Exchange.

Q28.	What happens to eligible options that I tender and that are accepted for exchange?

      Eligible options that are validly tendered and accepted for exchange will be cancelled on the expiration date of the offer and the agreements evidencing such options will be null and void.

      The shares of our common stock underlying eligible options granted under the SIP will become available for the grant of additional awards under the terms of such plan for its remaining term, which is scheduled to expire in May 2004. The shares of our common stock underlying eligible options granted under the SOP will not become available for the grant of additional awards under such plan as it was terminated in March 2003. See Section 9 of this Offer to Exchange.

Q29.	Will I be required to give up all my rights to eligible options that are cancelled in the offer?

      Yes. Once we have accepted your eligible options that are validly tendered for exchange in the offer, such eligible options will be cancelled, and you will no longer have any rights with respect to those eligible options. See Sections 6 and 9 of this Offer to Exchange.

Q30.	Will my eligible options be affected if I choose not to participate in the offer?

      Participation in the offer is voluntary. Generally, if you choose not to participate in the offer or if we reject your tender of eligible options for any reason described in this Offer to Exchange, your eligible options will remain outstanding and retain their current exercise prices and other current terms, without any change to any terms or conditions. See Section 9 of this Offer to Exchange.

      There is a risk that even if you do not elect to participate in the offer, your eligible options that are incentive stock options may be deemed modified and treated by the Internal Revenue Service (“IRS”) as nonqualified stock options and taxed accordingly. U.S. tax laws and applicable regulations provide that any “modification” of the terms of an incentive stock option is considered a grant of a new option, which could, under certain circumstances, result in a loss of incentive stock option status. The IRS has recently issued proposed regulations relating to the treatment of incentive stock options. In the proposed regulations, the IRS expressly stated that the terms of an option are not modified merely because an optionee is offered a change in the terms of the option if such change to the option is not actually made. Although the proposed regulations as currently drafted are effective for any options granted on or after June 9, 2003, these proposed regulations appear to reaffirm the IRS’s published position on this issue. However, because of the effective date, there can be no assurance that the clarification in the proposed regulations would be applicable to incentive stock options granted prior to such date, which includes all of the eligible options, or that the regulations will be adopted in their proposed form. See Section 14 of this Offer to Exchange.

If you hold incentive stock options and do not elect to participate in the offer, you should consult your own tax advisor with respect to the tax consequences of retaining your eligible incentive stock options.

Q31.	Can I continue to exercise my vested eligible options between November 18, 2003 and the expiration of the offer?

      Yes. You can exercise vested eligible options during this period. However, eligible options that you exercise during this period will no longer be outstanding and will not be available for cancellation and exchange in the offer. See Section 2 of this Offer to Exchange.

Q32.	Will I have to pay taxes if I exchange my eligible options in the offer?

As tax consequences may vary depending on each individual’s circumstances, we recommend that you consult with your own tax advisors to determine the personal tax consequences to you of deciding whether to accept the offer.

      U.S. Participants. We believe that if you exchange your eligible options for stock appreciation rights, the exchange will be treated as a non-taxable exchange. Therefore, we believe that you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange with respect to the cancellation of your eligible options or upon the grant of stock appreciation rights. When you receive payment upon exercise of your stock appreciation rights, however, you will recognize ordinary income equal to the gross amount of the payment received. The payment you receive will be net of current federal and state tax withholding at the supplemental rates in effect at the date of payment. See Section 14 of this Offer to Exchange.

      Non-U.S. Participants. Included on Schedule D to this Offer to Exchange are summaries of the general tax consequences if you elect to participate in the offer if you reside in, or are subject to taxation in, France, Germany or Mexico. Accordingly, if you reside in, or are subject to taxation in, France, Germany or Mexico, you should review these summaries carefully before deciding whether to elect to participate in the offer. You should also be aware that neither we nor our subsidiaries withhold taxes upon your exercise of options if you reside in, or are subject to taxation in, France, Germany or Mexico.

PROCEDURES FOR PARTICIPATING IN THE OFFER

Q33.	What do I need to do to participate in the offer?

      If you are an eligible employee in the United States and you elect to participate in the offer, you may tender your eligible options through The Bank of New York’s toll-free telephone election system at 1-866-595-8767, The Bank of New York’s Internet election system available at http://www.tabulationsplus.com/dph or by mail. If you are an eligible employee residing in France, Germany or Mexico and you elect to participate in the offer, you may tender your eligible options ONLY by mail. To tender your eligible options by mail, you must mail your properly completed and duly executed Acceptance Form to the Bank of New York.

If you are an eligible employee in the United States, we STRONGLY encourage you to tender your eligible options through The Bank of New York’s toll-free telephone election system or Internet election system.

      See Section 4 of this Offer to Exchange.

Q34.	When is my acceptance effective?

      For your acceptance of the offer and tender of eligible options to be effective, The Bank of New York must RECEIVE your election (either by mail or through The Bank of New York’s toll-free telephone election system or Internet election system) prior to 5:00 p.m., Eastern Standard Time, on December 17, 2003 (or such later time and date if we extend the offer) in accordance with Section 4 of this Offer to Exchange. Acceptance Forms received after the expiration of the offer, even if postmarked on the expiration date or earlier, will not be accepted. See Section 4 of this Offer to Exchange.

Q35.	What will happen if I do not tender my eligible options prior to the expiration of the offer?

      If you do not properly tender your eligible options prior to 5:00 p.m., Eastern Standard Time, on December 17, 2003 (or such later time and date if we extend the offer), then you will not participate in the offer and you will retain your eligible options without any changes to any terms or conditions of such options, including the exercise price and the number of shares of our common stock for which such eligible options are exercisable. See Section 4 of this Offer to Exchange.

Q36.	What will happen if my acceptance is incomplete?

      We will determine, in our sole discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of eligible options that we determine are not in the appropriate form or that we determine are unlawful to accept. See Section 4 of this Offer to Exchange.

Q37.	May I withdraw previously tendered eligible options?

      Yes. You may withdraw your previously tendered eligible options at any time prior to 5:00 p.m., Eastern Standard Time, on December 17, 2003 (or such later time and date if we extend the offer). If we extend the offer beyond that time, you will have the right to withdraw your previously tendered eligible options at any time until the offer as so extended expires. In addition, if we do not accept your tender of eligible options for exchange before January 15, 2004, the 40th business day following the commencement of the offer, you may thereafter withdraw your previously tendered eligible options until such time, if any, as we accept all validly tendered options. See Section 5 of this Offer to Exchange.

Q38.	What do I need to do to properly withdraw previously tendered eligible options?

      If you are an eligible employee in the United States and you decide to change your election to participate in the offer, you may withdraw your previously tendered eligible options ONLY through The Bank of New York’s toll-free telephone election system at 1-866-595-8767 or The Bank of New York’s Internet election system available at http://www.tabulationsplus.com/dph regardless of the method by which you originally tendered your eligible options. If you are an eligible employee residing in France, Germany or Mexico and you decide to change your election to participate in the offer, you may withdraw your previously tendered eligible options ONLY by mailing your properly completed and duly executed Withdrawal Form to the following address:

The Bank of New York

Proxy Services — A Level — E
101 Barclay Street
New York, New York 10286

      If you are an eligible employee in the United States, you may NOT withdraw your previously tendered eligible options by mail.

      See Section 5 of this Offer to Exchange.

Q39.	When is my withdrawal effective?

      To properly withdraw your previously tendered eligible options, The Bank of New York must RECEIVE your withdrawal prior to 5:00 p.m., Eastern Standard Time, on December 17, 2003 (or such later time and date if we extend the offer). Withdrawals received after the expiration of the offer, even Withdrawal Forms that are postmarked on the expiration date or earlier, will not be accepted. See Section 5 of this Offer to Exchange.

Q40.	May I re-accept the offer after a withdrawal?

      Yes. Once you have validly withdrawn from the offer, you may re-accept the offer, but only by again properly following the acceptance procedures. See Section 5 of this Offer to Exchange.

Q41.	If I choose not to accept the offer, what do I have to do?

      Nothing. You do not have to file or deliver any forms or letters if you choose to keep your eligible options and not participate in the offer. See Section 9 of this Offer to Exchange.

Q42.	Who can I talk to if I have questions about the offer?

      If you have any questions about the offer, you should contact any of the applicable person(s) listed on Schedule A to this Offer to Exchange. See Section 18 of this Offer to Exchange.

Q43.	Where can I obtain copies of the documents constituting the offer?

      You can obtain copies of the documents constituting the offer on the Internet through the website maintained by the SEC at http://www.sec.gov or through our website at http://www.delphi.com. You can also obtain copies of the documents constituting the offer on our employee portal at the following address: http://my.delphi.com. Any questions or requests for assistance or additional copies of these documents may be directed to the applicable person(s) listed on Schedule A to this Offer to Exchange. See Section 18 of this Offer to Exchange.

RISK FACTORS

      The value of both the eligible options and the stock appreciation rights is tied to our stock price and in particular the change in our stock price from the date the eligible option or stock appreciation right was granted to the date it is exercised. Risks involved in an investment in our common stock include those set forth below under the heading “Business Related Risks.” In addition, participation in the offer involves additional risks that we have summarized below. These risk factors briefly highlight and summarize some of the risks associated with participating in the offer. However, these summaries are not exhaustive, and we urge you to carefully read this Offer to Exchange and the Acceptance Form that you received with this Offer to Exchange in their entirety before deciding to participate in the offer, together with the discussion of risks and uncertainties related to our business as more fully described below and in our periodic reports filed with the Securities and Exchange Commission which are incorporated into this Offer to Exchange by reference, including our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly report on Form 10-Q for the quarter ended September 30, 2003. You should carefully consider these and other risks, and you are encouraged to consult with your legal, tax and financial advisors before you decide to elect to participate in the offer.

Risks of Participating in the Offer

Certain eligible employees may be subject to certain tax and legal consequences.

      If you are resident in, or subject to taxation in, France, Germany or Mexico, we urge you to read Schedule D to this Offer to Exchange for a discussion of some of the tax and legal consequences that may apply to you and the conditions that must be satisfied in order for you to be eligible to participate in the offer. In particular, due to French legal requirements, if you reside in France, your eligibility to participate in the offer is subject to certain conditions set forth on Schedule D to this Offer to Exchange. Furthermore, if you are subject to the tax laws of more than one jurisdiction, you should be aware that there may be additional tax and social security consequences that may apply to you. You should consult your own tax advisor to discuss these consequences.

Eligible employees lose the opportunity to recognize a capital gain on the disposition of shares of our common stock received upon the exercise of eligible options if such eligible options are exchanged for stock appreciation rights.

      Generally, nonqualified stock options and incentive stock options may be viewed to have more favorable tax treatment than stock appreciation rights because you have the opportunity to recognize capital gains treatment. You should note, however, that no capital gains treatment is available if you utilize the “cashless exercise” method with respect to your eligible options, irrespective of whether they are nonqualified stock options or incentive stock options.

      Upon exercise of nonqualified stock options, you will recognize ordinary compensation income equal to the difference between fair market value of the shares of our common stock on the date of exercise over the exercise price paid. When you sell shares of our common stock acquired through the exercise of such nonqualified stock options, however, any gain or loss you realize upon such sale will be taxed as a capital gain or loss provided that you satisfy the applicable holding requirements.

      Upon exercise of incentive stock options, you will not recognize ordinary income on the amount by which the fair market value of the shares of our common stock you acquire upon exercise on the date of exercise exceeds the exercise price paid. If you do not satisfy the requisite holding periods, you will recognize ordinary income in an amount equal to the difference between the exercise price and the lesser of (i) the fair market value of the shares of our common stock on the date of exercise and (ii) your sale price. The balance of your gain upon disposition, if any, will be taxed as a capital gain. When you sell shares of our common stock acquired through the exercise of such incentive stock options and you held those shares for at least one year from the date you acquired them upon exercise (and two years following grant), you will recognize a long-term capital gain or loss.

      Capital gains treatment is not available under any circumstances with respect to stock appreciation rights. The only tax event for stock appreciation rights is upon exercise, when you would recognize ordinary income equal to the amount of the difference between the fair market value of the shares of our common stock you receive upon exercise over the grant price of such stock appreciation rights.

Business Related Risks

Our stock price may fluctuate due to events outside of our control.

      There are a number of factors that are beyond our control that may affect our stock price, such as general global economic conditions and economic conditions in the automotive industry in each market in which we operate, increased funding requirements for pensions and healthcare, terrorist acts and other changes in the political and regulatory environments where we do business. The price of our shares of common stock may go up or down depending on any of these, or any other, factors. This fluctuation may affect the value of the stock appreciation rights that you receive in the offer.

The cyclical nature of automotive production and sales can adversely affect our business.

      Our business is directly related to automotive sales and automotive vehicle production by our customers. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences. In addition, automotive production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. Any significant economic decline that results in a reduction in automotive production and sales by our customers can have a material adverse effect on our business, results of operations and financial condition.

We depend on GM as a customer and may not be successful at attracting new customers.

      GM accounted for 65% of our total net sales in 2002 and 61% for the first nine months of 2003. To compete effectively, we need to continue to satisfy GM’s pricing, service, technology and increasingly stringent quality and reliability requirements, which, because we are GM’s largest supplier, particularly affect us. Additionally, our revenues may be affected by decreases in GM’s business or market share. For these reasons, we cannot provide any assurance as to the amount of our future business with GM. While we intend to continue to focus on retaining and winning GM’s business, we cannot assure you that we will succeed in doing so. To the extent that we do not maintain our existing level of business with GM, we will need to attract new customers or our results of operations and financial condition will be adversely affected. We cannot assure you that we will be successful in expanding our existing customer base.

Continued depreciation in the value of the securities held by our employee benefit plans and other factors, such as interest rates, could materially increase our pension and other post retirement benefit expense and underfunding levels.

      We sponsor defined benefit pension plans covering certain hourly and salaried employees in the United States. At December 31, 2002, the projected benefit obligation exceeded the market value of plan assets by $4.1 billion. We believe that our recently ratified contract with the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America (the “UAW”) will increase the underfunded status of our plans by approximately $0.5 million and 2004 pension expense by approximately $0.1 billion. Despite the underfunded status of our plans, we are not required by employee benefit and tax laws to make contributions prior to 2004. To date, we have contributed approximately $842 million to our U.S. pension plans in 2003. While contributions subsequent to 2003 are dependent on asset returns and a number of other factors, if we make no further contributions in 2003, we expect to be required by employee benefit and tax laws to make contributions of $1.5 billion through 2005, subject to enactment of legislation currently pending in Congress which may reduce these amounts. In addition, changes in interest rates and the market values of the securities held by the plans during 2003 could materially, positively or negatively, change the underfunded status and affect the level of pension expense and required contributions in 2004 and beyond. An increase in the underfunded status of the plans could materially increase our pension expense, reduce profitability and adversely affect our access to capital. In addition, we maintain other post retirement benefit plans that are not funded. At December 31, 2002 and

2001, the other post retirement benefit obligations on our balance sheet were $5.5 billion and $5.0 billion, respectively. A further discussion of pension and other post retirement benefit matters can be found in our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly report on Form 10-Q for the quarter ended September 30, 2003.

We may incur material losses and costs as a result of product liability and warranty claims and intellectual property infringement actions that may be brought against us.

      We face an inherent business risk of exposure to warranty and product liability claims in the event that our products fail to perform as expected or such failure of our products results, or is alleged to result, in bodily injury and/or property damage. In addition, if any Delphi-designed products are or are alleged to be defective, we may be required to participate in a recall of such products. As suppliers become more integrally involved in the vehicle design process and assume more of the vehicle assembly functions, vehicle manufacturers are increasingly looking to their suppliers for contributions when faced with product liability claims or recalls. In addition, vehicle manufacturers, who have traditionally borne the cost associated with warranty programs offered on their vehicles, are increasingly requiring suppliers to guarantee or warrant their products and may seek to hold us responsible for some or all of the costs related to the repair and replacement of parts supplied by us to the vehicle manufacturer. With respect to intellectual property matters, as we actively pursue additional technological innovation in both automotive and non-automotive industries and enhance our intellectual property portfolio, we incur ongoing costs to enforce and defend our intellectual property. We also face increasing exposure to the claims of others for infringement of third party intellectual property rights. We cannot ensure that we will not experience any material warranty, product liability or intellectual property claims in the future or that we will not incur significant costs or losses related to such claims. A further discussion of pending intellectual property litigation matters can be found in our Form 10-Q for the quarter ended September 30, 2003. A successful warranty, product liability or intellectual property infringement claim against us in excess of our available insurance coverage or established warranty and legal reserves or a requirement that we participate in a product recall may have a material adverse effect on our business.

Restrictions in several of our labor agreements could limit our ability to pursue restructuring initiatives. Labor strikes, work stoppages or similar difficulties could significantly disrupt our operations.

      On a worldwide basis, we have a concentration of employees working under union collective bargaining agreements with such employees representing approximately 91% of our hourly work force. Several of these agreements restrict our ability to close plants, restructure operations and take other steps to make our business more efficient. Although we believe that our recently negotiated contract with the UAW provides a platform to discuss with the UAW various steps to improve our cost structure, the success of our global and portfolio restructuring initiatives will depend on our ability to resolve any resultant labor issues with the UAW and the other unions representing our work force. In addition, our national collective bargaining agreement with the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers — Communications Workers of America expires in November 2003. The negotiation of this and other new collective bargaining agreements with labor groups in the future could result in higher labor costs and more restrictive work rules than those currently in effect. A work stoppage could occur as a result of certain types of disputes under our existing collective bargaining agreements or in connection with the negotiation of the new collective bargaining agreements. A work stoppage could adversely affect our business and disrupt our operations. Certain of our suppliers and customers also have union represented work forces. Work stoppages at our key suppliers could have similar consequences if alternative sources are not readily available, and stoppages by employees of our customers could result in reduced demand for our own products.

Disruptions in the supply of materials can adversely affect our profitability.

      We use a broad range of materials and supplies, including metals, castings, chemicals and electronic components in our products. A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase our operating costs and materially adversely affect our profit margins.

THE OFFER TO EXCHANGE

1.     Purpose of the Offer.

      We believe that the offer will benefit both our employees and our stockholders. Our compensation philosophy is to provide an appropriate mix of cash and equity-based incentive awards that motivate high levels of performance in our employees while appropriately aligning the interests of our employees with those of our stockholders. We believe that the mix of cash and equity-based incentives should be tailored to the role of each employee so as to provide an effective means of recognizing each employee’s contribution to our success.

      While we have historically granted options to a broad group of employees, growing employee concern with regard to the incentive value of options that are significantly out-of-the-money and stockholder concern over potential dilution have caused us to modify our compensation philosophy going forward to decrease the use of options. In particular, with respect to classified employees we have changed the mix of awards to (i) phase-out options and (ii) emphasize cash-based incentive awards. Similarly, for executives we have changed the mix of equity-based incentive awards to increase the use of restricted stock, restricted stock units and cash compensation and to decrease our reliance on options. We believe that by offering to exchange outstanding eligible options for cash-settled stock appreciation rights on a one-for-one basis, we will enable eligible employees to better align their outstanding incentive awards with our new compensation philosophy while at the same time preserving the value to the eligible employee of previously granted awards. Moreover, as we will pay all transaction costs upon exercise of the stock appreciation rights, employees will benefit by saving the broker fees and other transaction costs incurred upon exercise of stock options.

      As of October 31, 2003, approximately 17% of our shares, on a fully diluted basis, were subject to outstanding options and approximately 87% of these outstanding options were out-of-the-money because they have exercise prices that are higher than the market price of our shares of common stock. While out-of-the-money options are less likely to be exercised in the foreseeable future, we must reserve shares underlying these options for future issuance. Keeping such shares in reserve creates a share “overhang” that we believe has negatively impacted some investors’ perception of our future share performance and reduces our flexibility to make additional equity grants to our employees in the future. If all of the eligible options are tendered in the offer, our potential dilution or share “overhang” will decrease by approximately 3.5%. We believe that by reducing the potential dilution, both presently by reducing the number of outstanding options that are significantly out-of-the-money through this Offer to Exchange, and in the future by reducing our use of options, we will lessen stockholder concerns and preserve our ability to make additional equity grants, including options in appropriate instances, to our employees in the future. Accordingly, we believe that this will allow us to provide effective incentives for employees to remain with us and contribute to the attainment of our business and financial objectives.

      Although our board of directors has approved the offer and believes realigning our existing awards with our new compensation philosophy is in our best interest, neither we nor our board of directors make any recommendation as to whether you should accept or reject the offer. You must make your own decision whether to accept the offer based on your personal circumstances, including the specific terms of your existing options and your assessment of various risk factors described in this Offer to Exchange. For questions regarding tax implications or other investment related questions, you should consult your own legal, tax and financial advisors before deciding to participate in the offer. In addition, you should know that our directors and our Section 16 officers are not eligible to participate in the offer, although none of our non-employee directors hold any eligible options.

2.     Eligible Plans; Eligible Options and Eligible Employees.

      Eligible Plans. The eligible plans include the SIP and the SOP. The stock appreciation rights will be granted pursuant to the SAR plan. A copy of the SAR plan is attached as Schedule C to this Offer to Exchange.

      Eligible Options. All outstanding options to purchase shares of our common stock with an exercise price equal to or greater than $17.00 per share that were granted to eligible employees under the eligible plans may be exchanged in the offer. We refer to the options that satisfy these criteria as the “eligible options.” In general, the following three annual grants are eligible for exchange in the offer: (i) the 1999 Salaried Incentive Grant (with an exercise price of $20.64, expiring in January 2009); (ii) the 1999 Founders Grant (with an exercise price of $18.66, expiring in February 2009); and (iii) the 2000 Annual Executive and Salaried Incentive Grant (with an exercise price of $17.13, expiring in January 2010). You may have also received additional grants that are eligible for exchange in the offer (e.g., upon commencement of your employment).

      You may continue to exercise your vested eligible options between November 18, 2003 and the expiration of the offer. However, eligible options that you exercise during this period will no longer be outstanding and may not be exchanged in the offer.

      Our board of directors has limited the offer to options with an exercise price of $17.00 or more per share because these options are currently the options that are the most significantly “out-of-the-money” and have the shortest remaining exercise periods.

You should review the list of your eligible options set forth on the Acceptance Form that you received with this Offer to Exchange.

      Eligible Employees. In order to participate in the offer, you must be employed by us or one of our subsidiaries as (i) a “classified” or “executive” employee in the United States, (ii) a “classified” or “executive” U.S. employee who is on an expatriate assignment in France, Germany or Mexico, or (iii) an international “executive” employee from France, Germany or Mexico and assigned to work in one of these countries or in the United States, including, in each case, executives from and working in the United States, France, Germany or Mexico who are members of our Strategy Board. However, due to French legal requirements, if you reside in France, your eligibility to participate in the offer is subject to certain conditions set forth on Schedule D to this Offer to Exchange.

      In addition, you must hold eligible options and be continuously and actively employed, or on an authorized leave of absence, from the date the offer commences through the grant date of the stock appreciation rights, which is expected to be December 17, 2003. For purposes of the offer, an authorized leave of absence is a leave of absence that has been approved in accordance with our applicable policies or practices at the end of which it is expected that you will return to active employment with us. Authorized leaves include approved family medical leave, personal medical leave, disability (other than permanent disability), jury duty leave, maternity and paternity leave, military leave and other personal leaves authorized by us in accordance with our policies as in effect from time to time.

      You will not be eligible to participate in the offer if you do not satisfy the requirements set forth above or if you are (i) an executive officer who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (which we refer to as our “Section 16 officers”), (ii) an “hourly” employee, (iii) employed in, or assigned to, countries other than the United States, France, Germany and Mexico, (iv) a non-executive employee in France, Germany or Mexico, or (v) a former or retired employee of Delphi or one of our subsidiaries. In addition, consultants and non-employee directors of Delphi and our subsidiaries are not eligible to participate in the offer.

      The offer is intended to exchange eligible options that are granted as annual compensation awards. Consequently, employees who generally do not participate in our annual option grants are not eligible to participate in the offer. Specifically, our “hourly” employees and non-executive international employees are excluded from participating in the offer because they have not received options as an ongoing part of their annual compensation awards. These employees hold only a one-time “Founders Grant” that was issued in connection with our spin-off from GM in 1999. In addition, due to the costs and administrative burdens associated with making the offer in all the countries in which we have employees, our board of directors elected to limit the offer to certain employees in countries with our largest employee populations, namely the United States, France, Germany and Mexico. There are fewer than 10 potentially eligible employees in each of the countries that we have excluded from the offer.

      Our board of directors has also elected to exclude our Section 16 officers from participation in the offer because it believes that these senior executives should retain their equity-based incentive compensation. Section 16 officers are executives who Delphi has determined are subject to the reporting and short-swing profit rules under the Securities Exchange Act of 1934, as amended.

      Our subsidiaries include any (i) corporation of which we own, directly or indirectly, capital stock having ordinary voting power to elect a majority of the board of directors of such corporation and (ii) unincorporated entity in respect of which we can exercise, directly or indirectly, comparable control, including Delphi Catalyst and Delphi Connection Systems.

      Furthermore, you will not be considered an eligible employee and, accordingly, will not be eligible to participate in the offer if your employment terminates for any reason, including resignation, retirement, permanent disability or death prior to the expiration of the offer. You should note that your employment is “at will” and may be terminated at any time and your participation in the offer does not constitute a guarantee that your employment will be continued through the expiration of the offer. We can give no assurances that there will be no reductions in our workforce or other employee terminations in the future.

      If your employment is terminated for any reason after you tender your eligible options, but prior to the expiration of the offer, your acceptance is presumed to have been automatically withdrawn and you will not receive any stock appreciation rights. In this case, your eligible options will remain outstanding and retain their current exercise prices and other current terms and conditions.

3.     Exchange of Eligible Options.

      We are offering each eligible employee the opportunity to exchange all of his or her eligible options for stock appreciation rights. The terms and conditions of the stock appreciation rights will be substantially similar to the terms and conditions of the cancelled eligible options and are described in detail in Section 9 of this Offer to Exchange. We encourage you to carefully read the description of the terms of the stock appreciation rights and the form of grant letter attached as Schedule E to this Offer to Exchange.

      The offer is a one-for-one exchange whereby we will grant one stock appreciation right for every eligible option validly tendered and accepted for exchange in the offer.

      Participation in the offer is voluntary. However, the offer is being made on an all-or-nothing basis, which means that if you elect to participate in the offer and tender any one or more of your eligible options, you must tender all the eligible options you hold. Partial tenders are not permitted. You may, however, tender the remaining portion of an eligible option grant that you have partially exercised.

      The offer pertains only to outstanding eligible options and does not apply in any way to shares of our common stock acquired upon the exercise of options or otherwise. Eligible options for which you have properly submitted an exercise notice prior to the expiration of the offer will be considered exercised, whether or not you have received confirmation of exercise for the shares of our common stock acquired.

      If you do not elect to participate in the offer, you will retain your eligible options without any changes to any terms or conditions of such options, including the exercise price and the number of shares of our common stock for which such eligible options are exercisable. However, if any of your eligible options are “incentive stock options,” see Section 14 of this Offer to Exchange.

4.     Procedures for Accepting the Offer.

Proper Acceptance of the Offer

      To validly tender your eligible options for exchange through the offer, you must properly tender your eligible options through one of the mechanisms described in more detail below and on the Acceptance

Form that you received with this Offer to Exchange. The Bank of New York must RECEIVE your election (either by mail or through The Bank of New York’s toll-free telephone election system or Internet election system) prior to 5:00 p.m., Eastern Standard Time, on December 17, 2003 (or such later time and date if we extend the offer).

      If you are an eligible employee, you may tender your eligible options through one of the following methods:

U.S. Employees Only:

      *By Telephone. If you are an eligible employee in the United States, you may tender your eligible options through The Bank of New York’s toll-free telephone election system. The Bank of New York’s toll-free telephone election system includes recorded instructions on how to tender your eligible options. You will be required to enter your control number (included in the black box on your printed Acceptance Form) before you may tender your eligible options.

You may access The Bank of New York’s toll-free telephone election system 24 hours a day, seven days a week, through any touch-tone telephone by dialing the following number: 1-866-595-8767.

      *By Internet. If you are an eligible employee in the United States, you may also tender your eligible options through The Bank of New York’s Internet election system available at http://www.tabulationsplus.com/dph. The Bank of New York’s website includes instructions on how to tender your eligible options. You will be required to enter your control number (included in the black box on your printed Acceptance Form) before you may tender your eligible options.

You may access The Bank of New York’s Internet election system at:

http://www.tabulationsplus.com/dph.

Employees Residing in France, Germany, Mexico and the United States:

      *By Mail. If you are an eligible employee residing in the United States, France, Germany or Mexico, you may tender your eligible options by mailing your properly completed and duly executed Acceptance Form to the applicable address listed below.

Eligible Employees in the United States:	Eligible Employees Residing in France, Germany or Mexico:

By Regular Mail: The Bank of New York P.O. Box 11384 New York, New York 10203-0384	By Regular Mail: The Bank of New York P.O. Box 11011 New York, NY 10277-2805

By Courier: The Bank of New York Proxy Services — A Level-E 101 Barclay Street New York, New York 10286	By Courier: The Bank of New York Proxy Services — A Level-E 101 Barclay Street New York, New York 10286

      If you elect to accept the offer by mail, we recommend that you use registered mail with return receipt requested or use a courier service such as UPS, DHL or Federal Express. The Bank of New York must RECEIVE your Acceptance Form by 5:00 p.m., Eastern Standard Time, on December 17, 2003 (or such later time and date if we extend the offer). Acceptance Forms received after the expiration of the offer, even if postmarked on the expiration date or earlier, will not be accepted.

      Your printed Acceptance Form contains important information about the terms and conditions of the offer. If you tender your eligible options by mail, you should retain the top half of your printed Acceptance Form for your records. As discussed in greater detail in Section 5 of this Offer to Exchange, if you decide to withdraw your previously tendered eligible options, you will be required to enter your control number (included in the black box on your printed Acceptance Form) before you may withdraw.

Please note that if you are an eligible employee residing in France, Germany or Mexico, you MUST tender your eligible options by mail. The telephone and Internet acceptance methods are not available in these countries.

      The method of acceptance of all eligible options, including the Acceptance Form, is at your election and risk, not at our or The Bank of New York’s risk. Therefore, you should allow sufficient time to ensure timely delivery of your acceptance. We caution you that we expect a high volume of traffic on The Bank of New York’s toll-free telephone election system and Internet election system during the last few days of the offer period. If you wait until the end of the offer period to tender your eligible options, you may experience slow system performance, and you may have difficulty accessing these systems to tender your eligible options.

      If you are an eligible employee in the United States, we STRONGLY encourage you to tender your eligible options through The Bank of New York’s toll-free telephone election system or Internet election system. In the event that you tender your eligible options by telephone or the Internet, you do not need to deliver your Acceptance Form to The Bank of New York. If you have any questions or need any assistance in tendering your eligible options, please call either Michelle Swastek at (248) 813-6065 or Debra Alexander at (248) 813-1120.

      You should carefully review this Offer to Exchange, the accompanying Acceptance Form that you received with this Offer to Exchange and the SAR Plan (attached as Schedule C to this Offer to Exchange) before making your decision.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

      We will determine, in our sole discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of eligible options that we determine are not in the appropriate form or that we determine are unlawful to accept.

      We reserve the right to waive any defect or irregularity in any tender with respect to any particular options or any particular option holder. We may also waive any of the conditions of the offer; provided, however, that if we waive any condition with respect to any eligible employee, we will waive the condition for all employees. In addition, we may waive any defect or irregularity with respect to any particular tender of eligible options, or the delivery thereof, by any eligible employee.

      No tender of eligible options will be valid and no eligible options will be deemed to have been properly tendered until all defects or irregularities have been cured by the submitting eligible employee or waived by us. Neither we, The Bank of New York nor any other person is obligated to give notice of any defects or irregularities in any election to tender eligible options, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement

      Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer and will be controlling, absolute and final, subject to your withdrawal rights described in Section 5 of this Offer to Exchange and our acceptance of your tendered eligible options in accordance with this Section 4 of this Offer to Exchange. Our acceptance of your tender of eligible options pursuant to this Offer to Exchange will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

Effect on Existing Options

      If you do not elect to participate in the offer, you will retain your eligible options without any changes to any terms or conditions of such options, including the exercise price and the number of shares of our common stock for which such eligible options are exercisable. However, if your eligible options include incentive stock options, please see Section 14 of this Offer to Exchange. Eligible options that are validly tendered and accepted for exchange will be cancelled on the expiration date of the offer and the agreements evidencing such options will be null and void.

5.     Withdrawal Rights.

Proper Withdrawal of Your Previously Submitted Acceptance

      You may withdraw your previously tendered eligible options only if you comply with the provisions of this Section 5 prior to the expiration of the offer.

      You may withdraw your previously tendered eligible options at any time before 5:00 p.m., Eastern Standard Time, on December 17, 2003 (or such later time and date if we extend the offer). If we extend the offer beyond that time, you will have the right to withdraw your previously tendered eligible options at any time until the offer as so extended expires. In addition, if we do not accept your tender of eligible options for exchange before January 15, 2004, the 40th business day following the commencement of the offer, you may thereafter withdraw your previously tendered eligible options until such time, if any, as we accept all validly tendered options.

      The Bank of New York must RECEIVE your withdrawal prior to 5:00 p.m., Eastern Standard Time, on December 17, 2003 (or such later time and date if we extend the offer). Withdrawals received after the expiration of the offer, even Withdrawal Forms that are postmarked on the expiration date or earlier, will not be accepted.

      In order to validly withdraw your previously tendered eligible options, and thus change your election to participate in the offer, you may use one of the following methods:

U.S. Employees Only:

      *By Telephone. If you are an eligible employee in the United States, you may withdraw your previously tendered eligible options through The Bank of New York’s toll-free telephone election system regardless of the method by which you originally tendered your eligible options. The Bank of New York’s toll-free telephone election system includes instructions on how to withdraw your previously tendered eligible options and thus change your election to participate in the offer. You will be required to enter your control number (included in the black box on your printed Acceptance Form) before you may withdraw your previously tendered eligible options and no longer participate in the offer.

You may access The Bank of New York’s toll-free telephone election system 24 hours a day, seven days a week, through any touch-tone telephone by dialing the following number: 1-866-595-8767.

      *By Internet. If you are an eligible employee in the United States, you may withdraw your previously tendered eligible options through The Bank of New York’s Internet election system available at http://www.tabulationsplus.com/dph regardless of the method by which you originally tendered your eligible options. The Bank of New York’s website contains instructions on how to withdraw your previously tendered eligible options and thus change your election to participate in the offer. You will be required to enter your control number (included in the black box on your printed Acceptance Form) before you may make an online withdrawal and no longer participate in the offer.

You may access The Bank of New York’s Internet election system at: http://www.tabulationsplus.com/dph.

Employees Residing in France, Germany and Mexico Only:

      *By Mail. If you are an eligible employee residing in France, Germany or Mexico, you may withdraw your previously tendered eligible options only by mailing your properly completed and duly executed Withdrawal Form that you received with this Offer to Exchange to the following address:

The Bank of New York

Proxy Services — A Level — E
101 Barclay Street
New York, New York 10286

      Withdrawal Forms will be sent ONLY to eligible employees residing in France, Germany and Mexico. If you are an eligible employee in the United States, you may not withdraw your previously tendered options by mail and you will NOT receive a Withdrawal Form.

      If you are an eligible employee in the United States and you choose to withdraw your previously tendered eligible options, you MUST use The Bank of New York’s toll-free telephone election system or Internet election system, even if you originally tendered your eligible options by mail. If you have any questions or need any assistance in withdrawing your previously tendered eligible options, please call either Michelle Swastek at (248) 813-6065 or Debra Alexander at (248) 813-1120.

      If you are an eligible employee residing in France, Germany or Mexico and want to withdraw your previously tendered eligible options, we recommend that you use registered mail with return receipt requested or use a courier service such as UPS, DHL or Federal Express. The Bank of New York must RECEIVE your Withdrawal Form by 5:00 p.m., Eastern Standard Time, on December 17, 2003 (or such later time and date if we extend the offer). Withdrawal Forms received after the expiration of the offer, even if postmarked on the expiration date or earlier, will not be accepted. Employees in the United States may NOT withdraw their previously tendered eligible options by mail even if they originally accepted the offer by mail.

      Except as described in the following sentence, if you are an eligible employee residing in France, Germany or Mexico and you wish to withdraw your previously tendered eligible options, you must enter your control number (included in the black box on your printed Acceptance Form) and sign the Withdrawal Form exactly as your name appears on your printed Acceptance Form. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority to act in such capacity must be indicated on the Withdrawal Form.

      If your employment is terminated for any reason after you tender your eligible options, but prior to the expiration of the offer, your acceptance is presumed to have been automatically withdrawn and you will not receive any stock appreciation rights. In this case, your eligible options will remain outstanding and retain their current exercise prices and other terms and conditions subject to Section 2 of this Offer to Exchange.

Determination of Validity; Waiver of Defects; No Obligation to Give Notice of Defects

      We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt of withdrawals of any previously tendered eligible options. Our determination of these matters will be final and binding on all parties.

      Neither we, The Bank of New York nor any other person is obligated to give notice of any defects or irregularities in any withdrawal of previously tendered eligible options, and no one will be liable for failing to give notice of any defects or irregularities.

Re-Acceptance After Valid Withdrawal

      Once you have validly withdrawn from the offer, you may re-accept the offer, but only by again properly following the acceptance procedures set forth in Section 4 of this Offer to Exchange.

6.	Acceptance of Eligible Options for Exchange and Grant of Stock Appreciation Rights.

      Subject to our right to cancel, amend or extend the offer prior to its expiration, we will accept promptly after the expiration of the offer all eligible options properly tendered and not validly withdrawn. All accepted options will be cancelled and the stock appreciation rights will be granted on the expiration date of the offer. Promptly thereafter, we will send each eligible employee who has validly accepted the offer a grant letter substantially in the form attached as Schedule E to this Offer to Exchange.

      If the offer expires on December 17, 2003, your eligible options properly tendered and not validly withdrawn will be cancelled on December 17, 2003, and you will be granted new stock appreciation rights on the same date. If the offer is extended beyond its currently scheduled expiration, then the grant date of the stock appreciation rights will also be extended.

7.	Conditions of the Offer.

      If at any time on or after November 18, 2003 and before the expiration of the offer, we determine that any of the following events has occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel eligible options tendered for exchange, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend the offer, or postpone its acceptance and cancellation of any eligible options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended:

(a) any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acceptance for exchange of some or all of the tendered options pursuant to the offer, the grant of stock appreciation rights, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect our or our subsidiaries’ business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the offer;

(b) any action is threatened, pending or taken, or any approval, exemption or consent is withheld, withdrawn or provided subject to conditions, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal or any consent, approval, exemption or exemption order required to be obtained from any government or governmental, regulatory or administrative agency, authority or tribunal is not obtained, is withdrawn or is subject to conditions, in any such case that, in our reasonable judgment, would or might directly or indirectly:

(1) make the acceptance for exchange of, or grant of stock appreciation rights for, some or all of the tendered eligible options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

(2) delay or restrict our ability, or render us unable, to accept for exchange, or grant stock appreciation rights for, some or all of the tendered eligible options;

(3) materially impair the benefits that we believe we will receive from the offer;

(4) require that we obtain stockholder approval of the offer; or

(5) materially and adversely affect our or our subsidiaries’ business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c) there shall have occurred:

(1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3) the commencement of a war, armed hostilities, terrorist acts or other international or national crisis directly or indirectly involving the United States;

(4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(5) (i) an increase in the market price of our shares between the commencement of the offer and the expiration of the offer to a market price equal to or greater than $17.00 per share of common stock or (ii) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our or our subsidiaries’ business, condition (financial or other), income, operations or prospects or on the trading in our common stock or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

(6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(7) any significant change in either the Dow Jones Industrial Average, the New York Stock Exchange or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on November 18, 2003;

(d) a tender or exchange offer with respect to some or all of the shares of our common stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed, or we shall have learned that:

(1) any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 18, 2003;

(2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 18, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or our subsidiaries’ assets or securities;

(e) any events, circumstances or changes shall have occurred (i) which have, or are reasonably likely to have, a material adverse effect on our business, condition (financial or other), assets, income, operations, prospects or share ownership or on that of any of our subsidiaries or (ii) which are or may be material to us or our subsidiaries or which materially impair or impact or may materially impair or impact the benefits that we believe we will receive from the offer; or

(f) any change, development, clarification or position taken in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer or the grant of stock appreciation rights.

      The conditions to the offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them prior to the expiration of the offer. We may, in our sole discretion, waive them, in whole or in part, at any time and from time to time prior to the expiration of the offer whether or not we waive any other condition to the offer; provided, however, that if we waive any condition with respect to any eligible employee, we will waive the condition for all eligible employees. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all parties.

      The offer is not conditioned on a minimum number of eligible employees accepting the offer or a minimum number of eligible options being tendered for exchange.

8.	Price Range of Common Stock Underlying the Eligible Options.

      There is no established trading market for the eligible options. Our common stock is listed and traded in the United States on the New York Stock Exchange under the symbol “DPH.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the New York Stock Exchange.

	High	Low

	(In U.S. Dollars)
Calendar Year Ending December 31, 2003
First Quarter	$9.40	$6.39
Second Quarter	9.92	6.70
Third Quarter	9.76	7.85

Calendar Year Ended December 31, 2002
First Quarter	17.11	12.59
Second Quarter	16.94	12.53
Third Quarter	13.41	8.43
Fourth Quarter	8.80	6.60

Calendar Year Ended December 31, 2001
First Quarter	15.58	11.15
Second Quarter	15.98	12.16
Third Quarter	17.50	9.50
Fourth Quarter	14.42	11.01

      On November 7, 2003 the closing price of our common stock as reported by the New York Stock Exchange was $8.80 per share. As of such date, we had 354,279 stockholders of record.

      The trading price of our common stock has fluctuated widely in the past and could continue to do so in the future, as a result of a number of factors, many of which are outside our control. Our stock price could either rise or fall after the grant of a stock appreciation right. The grant date for stock appreciation rights will be the expiration date of the offer. The grant price of your stock appreciation rights will be equal to the exercise price of the options validly tendered and accepted for exchange in the offer.

      WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. AT THE SAME TIME, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR COMMON STOCK MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR COMMON STOCK WILL BE AT ANY TIME IN THE FUTURE.

9.	Source and Amount of Consideration; Terms of Stock Appreciation Rights.

Consideration

      Subject to the terms set forth in the offer, we will grant stock appreciation rights with substantially similar terms and conditions as the eligible options for which they are exchanged. For example, the grant price of each stock appreciation right will be equal to the exercise price of the eligible options validly tendered and accepted for exchange in the offer. Stock appreciation rights will be granted pursuant to the SAR plan.

      The offer is a one-for-one exchange whereby we will grant one stock appreciation right for every eligible option validly tendered and accepted for exchange in the offer.

      If you do not elect to participate in the offer, you will retain your eligible options without any changes to any terms or conditions of such options, including the exercise price and the number of shares of our common stock for which such eligible options are exercisable. If any of your eligible options are “incentive stock options,” see Section 14 of this Offer to Exchange.

      As of October 31, 2003, approximately 95,023,865 options were issued and outstanding pursuant to the eligible plans. Of these options, approximately 19,503,649 (representing approximately 21% of all such options) were held by eligible employees and are options eligible for the offer.

      If we receive and accept tenders of all eligible options, we expect to grant a total of approximately 19,503,649 stock appreciation rights, based on a one-for-one exchange ratio and assuming that all eligible employees who have tendered their eligible options are entitled to a grant of stock appreciation rights. In addition, we expect to reduce the number of outstanding options by up to 21% or 19,503,649 options. Eligible options that are validly tendered and accepted for exchange will be cancelled on the expiration date of the offer and the agreements evidencing such options will be null and void.

      The shares of our common stock underlying eligible options granted under the SIP will become available for the grant of additional awards under the terms of such plan for its remaining term, which is scheduled to expire in May 2004. The shares of our common stock underlying eligible options granted under the SOP will not become available for the grant of additional awards under such plan as it was terminated in March 2003.

Comparison of Eligible Options and Stock Appreciation Rights

      Options permit you to purchase a share of our common stock in the future at a price that is determined on the date of grant. Once you exercise your option and receive a share of common stock, you may sell the shares of common stock you acquire upon exercise of the option on the open market. Your profit with respect to an option is equal to the difference between the exercise price of the option and the sale price you receive for the shares of common stock, minus any broker and other transaction fees you are obligated to pay in connection with the exercise and sale.

      Historically, the vast majority of our employees elect to exercise their options using a “cashless exercise” method. Under the cashless exercise method, employees direct their brokers to exercise their options and sell all of the shares of common stock acquired upon exercise of the options. As a result, many employees never hold the shares of our common stock issued upon exercise of their options and simply receive an amount equal to the appreciation minus any broker and other transaction fees in cash.

      As described above, a stock appreciation right entitles you to receive, upon exercise, an amount in cash equal to the excess of the fair market value of our common stock on the date of exercise over the grant price of the stock appreciation right. As a result, upon exercise, stock appreciation rights permit you to receive in cash an amount equal to the appreciation of our common stock without the actual issuance of common stock and without your incurrence of the related broker and other transaction fees. We will pay any administrative fees arising in connection with your exercise of a stock appreciation right.

      In addition, there are different restrictions arising from the exercise of options and stock appreciation rights. Specifically, your ability to sell shares of our common stock you acquire upon exercise of options is subject to compliance with all applicable laws, including U.S. federal and state securities and insider trading laws, as well as our policies with respect to insider trading and quarterly blackout periods, which may be applicable to you. Conversely, since you receive cash without selling shares of our common stock as a result of exercising stock appreciation rights, insider trading restrictions which apply to the purchase and sale of our common stock and to most option exercises will generally not apply.

      There are also differences in the tax treatment of options and stock appreciation rights, which are explained in Section 14 of this Offer to Exchange.

General Terms of Stock Appreciation Rights

      The stock appreciation rights will have substantially similar terms and conditions as the eligible options for which they are exchanged, except for the following:

•	Incentive Stock Options. Certain eligible options are “incentive stock options” pursuant to Section 423 of the Internal Revenue Code of 1986, as amended. Generally, incentive stock options have more favorable tax treatment to you, if you satisfy the applicable holding periods and other requirements, because:

•	you do not recognize taxable income upon exercise; and

•	upon the sale of a share of common stock acquired upon exercise, you recognize capital gains or losses on the difference between the exercise price and the sale price. See Section 14 of this Offer to Exchange.

      Stock appreciation rights will not qualify as incentive stock options. Accordingly, stock appreciation rights granted in exchange for eligible options, which are incentive stock options, will not have any preferential tax treatment.

      As mentioned above, your stock appreciation rights will have substantially similar terms and conditions as the eligible options for which they are exchanged. For example, in the event that your eligible options were granted under the SIP are subject to the “Conditions to Exercise” described below, which conditions essentially require you to repay any gain to us if you exercise an eligible option and terminate your employment within six months after the exercise date, if you elect to participate in the offer, your stock appreciation rights will be subject to the same conditions to exercise. Similarly, as eligible options granted under the SOP are not subject to such conditions to exercise, any stock appreciation rights you receive in exchange for eligible options granted under the SOP will not be subject to such conditions. Essentially, the terms and conditions of your eligible options are restored in the stock appreciation rights you receive if you elect to participate in the offer.

General Description of the SAR Plan

      The following description provides a summary of the material terms of the SAR plan, and the stock appreciation rights to be granted thereunder. This description may not be complete and is subject to, and qualified in its entirety by reference to, all provisions of the SAR plan and the applicable forms of award agreements which are in their entirety incorporated herein by reference. You should read the following description in conjunction with the SAR plan. The SAR plan is attached as Schedule C to this Offer to Exchange.

           Except as set forth below, the SAR plan has substantially the same provisions as the eligible plans, (which are described below).

We strongly urge you to review the terms of the SAR plan, which is attached as Schedule C to this Offer to Exchange, prior to determining whether or not to participate in the offer.

      General; Eligibility. The SAR plan may only be used to grant stock appreciation rights in connection with the offer. Under the SAR Plan, stock appreciation rights may only be granted to eligible employees.

      Stock Appreciation Rights Generally. As described above, each stock appreciation right entitles you to receive, upon exercise, an amount in cash equal to the excess of the “fair market value” of a share of our common stock on the date of exercise over the “grant price” of the stock appreciation right. Pursuant to the SAR plan, the fair market value of a share of our common stock is equal to the mean of the highest and the lowest sales prices on the exercise date as reported in The Wall Street Journal. The grant price of each stock appreciation right is the same as the exercise price of the cancelled eligible option. Stock appreciation rights are solely and exclusively cash-settled. No shares of our common stock are issued in connection with the exercise of stock appreciation rights.

      Grant Price. The grant price of each stock appreciation right will be the exercise price of the cancelled eligible option for which the stock appreciation right was exchanged.

      Stock Appreciation Rights Available. The aggregate number of stock appreciation rights that may be granted under the SAR plan will be equal to the number of eligible options surrendered for exchange pursuant to the offer but in no event will such number exceed 40 million.

      Vesting; Exercisability. Each eligible option is currently vested. Therefore, each stock appreciation right will be vested and exercisable on the grant date. Except as otherwise determined by the Compensation and Executive Development Committee of our board of directors (which we refer to as the “committee”), each stock appreciation right will be exercisable to the same extent as the cancelled eligible option for which the stock appreciation was exchanged, and may be exercisable only in accordance with the terms and conditions of the eligible option for which the stock appreciation was exchanged.

      Term. Stock appreciation rights will have the same term as the cancelled eligible options for which the stock appreciation right was exchanged. The eligible options will generally expire between January 2009 and January 2010. The expiration dates of your eligible options are set forth on your Acceptance Form.

      Method of Exercising of Stock Appreciation Rights. You may exercise each stock appreciation right (to the extent exercisable) granted under the SAR plan at any time prior to the applicable expiration date. Upon exercise, you will receive, as soon as administratively practicable, an amount in cash equal to the excess of the fair market value of a share of our common stock on the exercise date over the grant price of the stock appreciation right, less applicable tax withholding. For purposes of the SAR plan, the fair market value of a share of our common stock is equal to the mean of the highest and the lowest sales prices on the exercise date as reported in The Wall Street Journal.

      No Stockholder Rights. You have no stockholder rights (including no right to receive dividends) with respect to stock appreciation rights. Each stock appreciation right represents a notional investment in us and upon exercise entitles you to receive a cash payment.

      Unfunded Plan. The SAR plan is intended to constitute an unfunded plan for incentive compensation. Prior to the exercise of a stock appreciation right, nothing contained in the SAR plan gives you any rights that are greater than any of our general creditors. In its sole discretion, our board of directors may, but is not required to, authorize the creation of trusts or other arrangements to satisfy the obligations created under the SAR plan.

      Adjustments or Changes in Capitalization. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting our common stock, the committee may, but is not required to, make adjustments in the aggregate number of and grant price of outstanding stock appreciation rights, or any other changes as may be determined appropriate by the committee.

      Amendment; Termination. To the extent permitted by applicable laws, rules and regulations, the committee, in its sole discretion, may amend, modify, suspend, or terminate the SAR plan at any time, including, without limitation, the broad authority to amend the SAR plan, or any stock appreciation right to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and federal laws.

      Governing Law. The SAR plan and all determinations made and actions taken under the SAR plan are governed by the laws of the State of Delaware.

      Effective Date. The SAR plan became effective on November 1, 2003.

General Description of the Eligible Plans

      The following description provides a summary of the material terms of the SIP and the SOP (we collectively refer to the SIP and the SOP as the “eligible plans”), and the eligible options granted thereunder. This description may not be complete and is subject to, and qualified in its entirety by reference to, all provisions of the eligible plans and the applicable forms of option agreements which are in their entirety incorporated by reference into this Offer to Exchange. You should read the following description in conjunction with the eligible plans. We strongly urge you to review the terms of the eligible plans under which your options have been granted prior to determining whether or not to participate in the offer. You may obtain copies, at our expense, of the eligible plans or the form of option agreement evidencing your awards upon written request to the applicable person(s) listed on Schedule A to this Offer to Exchange.

      The following description may not apply to you if you are party to an employment or other individually negotiated agreement with us that alters the terms of all or a specific grant of your eligible options. Stock appreciation rights granted in exchange for eligible options that were modified by individually negotiated agreements will also be subject to and modified by the terms of the individually negotiated agreements. Consequently, the following description is subject to, and qualified in its entirety by reference to, any individually negotiated agreements to which you are a party, and we strongly urge you to review the terms of such agreements.

      General. The SIP permits various equity-based grants to our employees and employees of our subsidiaries, including incentive stock options and nonqualified stock options. The SOP only permits grants of nonqualified stock options.

      Administration. The SIP and the SOP are generally administered by the Compensation and Executive Development Committee of our board of directors (which we refer to as the “committee”) and the Delphi Strategy Board (which we refer to as our “strategy board”), respectively. The committee and our strategy board each has the authority to determine the terms and conditions of all options granted under the respective eligible plans, to interpret the eligible plans and to decide any questions and settle any controversies and disputes that may arise under the eligible plans. Determinations regarding the eligible plans and the options granted thereunder are final and binding on all participants. References to the “committee” in this description also include our strategy board with respect to the SOP.

      Shares Available. There are 85 million shares of our common stock reserved for issuance pursuant to the SIP, of which approximately 9.4 million are currently available for issuance. The number of shares available for issuance under the SIP will increase based upon the number of eligible options tendered in the offer. There are no shares currently available for issuance pursuant to the SOP, as it was terminated in March 2003.

      Exercise Price. The exercise price of each eligible option granted under the eligible plans is not less than 100% of the fair market value of our common stock at the time the option was granted. For purposes of the eligible plans, fair market value is based on the average of the highest and lowest sales prices of our common stock on the grant date as reported in The Wall Street Journal.

      Vesting. All eligible options are currently vested and exercisable.

      Term. The eligible options generally expire on the tenth anniversary of their date of grant with the expiration date ranging from January 2009 and January 2010. The expiration dates of your eligible options are set forth on your Acceptance Form. You may also contact the applicable person(s) listed on Schedule A to this Offer to Exchange to clarify the term of your eligible options.

      Termination for Cause; Voluntary Resignation. Except as otherwise determined by the committee, if your employment is terminated for cause or you resign at any time, without our prior written consent, your eligible options will terminate on the date of your separation from employment.

      Termination by Reason of Death. Upon your death at any time after the first anniversary of the grant date, your eligible options will, except as otherwise determined by the committee, terminate on the earlier of (i) the third anniversary of your death and (ii) the expiration date of the eligible option.

      Termination for any Reason. If your employment terminates at any time for any reason other than for cause, voluntary resignation or death, your eligible options will, except as otherwise determined by the committee, terminate on the earlier of (i) the fifth anniversary of your date of termination of employment and (ii) the expiration date of the eligible option; provided that (A) if you die within such period, your eligible options will terminate on the earlier of (1) the third anniversary of your death and (2) the expiration date of the option; (B) the committee may, at any time prior to your termination, determine that the eligible option will terminate on the date you provide notice of your termination of employment, or a later date; and (C) the exercise of your eligible options after your termination of employment will be subject to the following conditions:

•	You must refrain from engaging in any activity which, in the opinion of the committee, is competitive with any activity of Delphi or any of our subsidiaries (except that employment at our request with an entity in which, directly or indirectly, a substantial ownership interest, or other employment specifically approved by us, will not be considered to be an activity which is competitive with any activity of us or our subsidiaries);

•	You must refrain from otherwise acting, either prior to or after your termination of employment, in any manner inimical or in any way contrary to our best interests; and

•	You must furnish to us any information with respect to the satisfaction of the foregoing conditions as the committee reasonably requests.

      As noted above, the committee is authorized by the terms of the eligible plans to determine a date on which an option will expire other than the fifth anniversary of the date of termination of employment in situations where employment is terminated for reasons other than cause, a voluntary resignation or death. The committee has previously determined that if employment terminates because of a permanent disability, eligible options (and therefore any SAR granted in exchange for an eligible option) will terminate on the earlier of (i) the third anniversary of the date of such termination and (ii) the expiration date of the eligible option.

      Conditions to Exercise Under the SIP. Generally, in consideration for any eligible option granted under the SIP, and as a condition to the exercise of such option, you must agree to remain our employee or an employee of one of our subsidiaries for a period of six months after the exercise date of any such option, unless your employment is terminated by death or an approved retirement. If, contrary to any such agreement, you terminate your employment for any reason other than death or approved retirement within six months after the exercise date of any eligible option, you must pay us an amount equal to any gain from such exercise. The gain will be determined by multiplying the difference between the average of the highest and lowest sales price on the exercise date as reported in The Wall Street Journal and the exercise price of the eligible option (without regard to any subsequent market price decrease or increase) by the number of eligible options you exercised. You must pay any gain you realized to us within thirty days of your date of termination. By accepting an option grant, you consent to a deduction of an amount equal to such gain from any amounts we owe you, including, but not limited to, amounts owed as wages or other compensation, fringe benefits, or vacation pay. These conditions to exercise are not applicable to eligible options granted under the SOP.

      Methods of Exercising Options. All shares of our common stock purchased through exercise of any eligible option must be paid for in full at the time of purchase. Such payment may be made in cash, through delivery of shares of our common stock, or a combination of cash and stock to the extent authorized. You may also exercise an eligible option in accordance with our cashless exercise program. You may also satisfy any federal, state, and/or local withholding taxes in connection with the exercise of an eligible option, in cash or stock (including shares obtained from the exercise and delivery of our shares).

      No Stockholder Rights. You have no stockholder rights (including no right to receive dividends) with respect to our common stock subject to eligible options prior to exercise.

      Transferability. Unless otherwise determined by the committee, eligible options granted under the eligible plans generally may not be transferred other than by will or by the laws of descent and distribution, and during your lifetime an eligible option may be exercised only by the you. Following your death, the executor or administrator of your estate, or such other person(s) as determined by a court of competent jurisdiction, may exercise any unexpired options upon supplying documentation satisfactory to us.

      Adjustments or Changes in Capitalization. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting our common stock the committee may, but will not be required to, make such adjustments in the aggregate number of shares which may be delivered under the eligible plans, the number and exercise price of shares subject to outstanding options granted under the eligible plan, as may be determined to be appropriate.

      Expenses of Administering. We will bear the expenses of administering the eligible plans.

      Amendment; Termination. Subject to applicable laws, rules and regulations, the committee, in its sole discretion, may, at any time, amend, modify, suspend, or terminate the SIP, provided that no such action (without the approval of our stockholders) may increase the maximum number of shares for which, or with respect to which, options may be granted, or permit the granting of options with an exercise price of less than 100% of the fair market value of our common stock on the grant date, or permit exercise of the options unless full payment is made at the time of exercise, or extend the period during which options may be exercised. The SOP was terminated in March 2003. Subject to applicable laws, rules and regulations, no outstanding options under the SOP may be amended or modified without the approval of our board of directors.

      Statute of Limitations. Generally, every right of action by, or on behalf of, us or by any stockholder against any past, present, or future member of our board of directors, an officer, or an employee of us or our subsidiaries arising out of or in connection with the eligible plans will cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises. Generally, any and all rights of action by any employee (past, present, or future) against us arising out of or in connection with the eligible plans will cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

      Governing Law. The eligible plans and all determinations made and actions taken pursuant to the eligible plan are governed by the laws of the State of Delaware.

      Effective Date. The eligible plans both became effective on January 1, 1999. The SOP was terminated in March 2003.

10.     Information Regarding Us.

General

      Our common stock has traded on the New York Stock Exchange under the symbol “DPH” since February 5, 1999. We were incorporated in Delaware in late 1998 as a wholly owned subsidiary of General Motors Corporation, or GM. Prior to January 1, 1999, GM conducted its business through various divisions and subsidiaries. Effective January 1, 1999, the assets and liabilities of the Delphi business sector were transferred to Delphi and our subsidiaries in accordance with the terms of a Master Separation Agreement to which we and GM are parties. We became an independent company during 1999 in two stages, the first of which involved an initial public offering on February 5, 1999, and the second of which involved the distribution of our remaining shares owned by GM on May 28, 1999.

      Our principal executive offices are located at Delphi Corporation, 5725 Delphi Drive, Troy, Michigan 48098, and our telephone number is: (248) 813-2000. Our Internet address on the World Wide Web is http://www.delphi.com. Information contained on our website or our intranet does not constitute a part of the offer. For additional information about us, you should also review the materials that we have filed with the SEC and have listed in Section 18 of this Offer to Exchange.

     Overview of Our Business

      We are a leading global supplier of vehicle electronics, transportation components, integrated systems and modules and other electronic technology. Our extensive technical expertise in a broad range of product lines and strong systems integration skills enables us to provide comprehensive, systems-based solutions to vehicle manufacturers. We have established an expansive global presence, with a network of manufacturing sites, technical centers, sales offices and joint ventures located in every major region of the world.

      Our net sales for 2002 were $27.4 billion, up 5% from 2001, with $9.6 billion or 35% of sales to non-GM customers. Our GM sales in 2002 were $17.9 billion and were stable relative to 2001. Net income for 2002 was $343 million. Our results for 2002 benefited from stable production in the U.S. automotive market, steady growth in our non-GM business, and savings related to ongoing restructuring and cost containment. Our net sales for the nine months ended September 30, 2003 were $20.8 billion, compared to $20.5 billion for the comparable period in 2002. Our non-GM sales were $8.0 billion, or 39% of net sales, for the first nine months of 2003, compared to $7.1 billion for the comparable period in 2002. We had a net loss of $138 million for the nine months ended September 30, 2003, which included pre-tax charges of $148 million in cost of sales, $56 million in depreciation and amortization and $348 million in employee and product line charges recorded during the third quarter of 2003. This compared to $223 million of net income for the comparable period in 2002.

     Our Plans

      We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in repurchases of our outstanding common stock in either open market or privately negotiated transactions or may engage in issuances of shares of our common stock or other capital raising transactions, depending on market conditions and other relevant factors. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of directors positions with us or with existing members of management for changes in positions, responsibilities or compensation.

      Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in: (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Delphi or any of our subsidiaries; (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries; (c) any material change in our present dividend policy, indebtedness or capitalization; (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any Section 16 officer’s material terms of employment; (e) any other material change in our corporate structure or business; (f) our common stock being delisted from the New York Stock Exchange; (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended; (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended; (i) the acquisition by any person of any additional securities of ours or the disposition of any of our securities; or (j) any change in our certificate of incorporation or bylaws or other actions that could impede the acquisition of control of us.

Selected Financial Data

      The following selected financial data reflects the results of operations and cash flows. The selected financial data should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2002 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited consolidated financial statements and notes thereto included in our quarterly reports on Form 10-Q for the quarters ended September 30, 2002 and September 30, 2003, respectively, which are incorporated by reference in this Offer to Exchange. The financial information presented may not be indicative of our future performance.

	Nine Months
	Ended		Year Ended
	September 30,		December 31,

	2003	2002	2002	2001

	(In millions, except per share amounts)
Statement of Income Data:
Net sales	$20,839	$20,456	$27,427	$26,088
Operating expenses:
Cost of sales, excluding items listed below	18,593	17,916	24,014	23,216
Selling, general and administrative	1,187	1,091	1,510	1,470
Depreciation and amortization (1)	839	749	988	1,150
Employee and product line charges	348	225	225	536

Operating income (loss)	(128)	475	690	(284)
Interest expense	(138)	(144)	(191)	(222)
Other income (expense), net	12	27	32	(22)

Income (loss) before income taxes	(254)	358	531	(528)
Income tax expense (benefit)	(116)	135	188	(158)

Net income (loss)	$(138)	$223	$343	$(370)

Basic earnings (loss) per share	$(0.25)	$0.40	$0.61	$(0.66)

Diluted earnings (loss) per share	$(0.25)	$0.39	$0.61	$(0.66)

Cash dividends declared per share	$0.21	$0.21	$0.28	$0.28

Ratio of earnings to fixed charges (2)	N/A	2.7	3.0	N/A

Balance Sheet Data:
Total current assets	$7,836	$8,047	$7,542	$7,498
Total noncurrent assets	12,098	11,156	11,774	11,104

Total assets	$19,934	$19,203	$19,316	$18,602

Total current liabilities	$6,044	$6,340	$5,860	$5,850
Total noncurrent liabilities	12,638	10,511	12,177	10,440
Total debt (amounts included in subtotals above)	2,734	3,455	2,766	3,353
Stockholders’ equity	1,252	2,352	1,279	2,312
Book value per share (3)	$2.23	$4.21	$2.29	$4.13
Statement of Cash Flows Data:
Cash provided by operating activities (4)	$536	$696	$2,073	$1,360
Cash used in investing activities	(668)	(652)	(981)	(1,353)
Cash (used in) provided by financing activities	(174)	(37)	(791)	13

(1)	Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” and no longer amortize purchased goodwill.

(2)	Fixed charges exceeded earnings by $283 million and $561 million for the nine months ended September 30, 2003 and the year ended December 31, 2001, respectively, resulting in a ratio of less than one.

(3)	Book value per share is total stockholders’ equity divided by total shares outstanding.

(4)	Cash provided by operating activities for the year ended December 31, 2002 includes the sale of accounts receivable of approximately $639 million, primarily in the United States. Excluding these transactions, on a comparable basis with prior years, cash provided by operating activities would have been $1,434 million.

11.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options and Our Common Stock.

      A list of our directors and Section 16 officers is attached as Schedule B to this Offer to Exchange. As of November 7, 2003, such persons, as a group, beneficially owned a total of 10,929,670 options under the eligible plans, which represented approximately 12% of the aggregate outstanding options under those eligible plans as of that date. None of these options are eligible for exchange in the offer.

      Neither we nor any of our Section 16 officers, members of our board of directors, or their affiliates engaged in transactions involving the eligible options during the 60 days prior to the commencement of the offer.

12.	Accounting Consequences of the Offer.

      Under current accounting rules, we will not incur any immediate accounting consequences as a result of the offer. The stock appreciation rights issued in the offer will be subject to variable accounting. As a result, if in the future, our stock price rises above the exercise price of the issued stock appreciation rights, we will be required to record an accounting charge for any outstanding stock appreciation right. However, there will not be any effect on our consolidated financial statements until, if and when, the stock appreciation rights become “in-the-money.”

13.	Legal Matters; Regulatory Approvals.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and grant of stock appreciation rights to eligible employees as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the exchange, acquisition or ownership of our options or stock appreciation rights as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. We are unable to predict whether we may determine that we are required to delay the acceptance of eligible options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept any tendered eligible options for exchange is subject to conditions, including the conditions described in Section 7 of this Offer to Exchange.

      No approval of this Offer to Exchange is currently required by law or regulation.

14.     Material Income Tax Consequences.

      WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR FINANCIAL ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL, FOREIGN AND ESTATE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

Material U.S. Federal Income Tax Consequences

      The following is a general summary of the material U.S. federal income tax consequences of the exchange of eligible options for stock appreciation rights pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We have not obtained a ruling from the Internal Revenue Service as to the tax consequences of the offer, and it is possible that the IRS could take a contrary position.

      Exchange of Eligible Options for Stock Appreciation Rights. We believe that if you exchange your eligible options for stock appreciation rights, the exchange will be treated as a non-taxable exchange. Therefore, we believe that you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange with respect to the cancellation of your eligible options or upon the grant of stock appreciation rights. When you receive payment upon exercise of your stock appreciation rights, however, you will recognize ordinary income equal to the gross amount of the payment received. The payment you receive will be net of current federal and state tax withholding at the supplemental rates in effect at the date of payment.

      Tax Consequences to Delphi. We will be entitled to a deduction equal to the amount of compensation income, taxable as ordinary income, recognized by you as a result of the exercise of your stock appreciation rights.

      Differences in the Tax Treatment of Options and Stock Appreciation Rights Upon Exercise. Upon exercise of nonqualified stock options, you will recognize ordinary compensation income equal to the difference between the fair market value of the shares of our common stock on the date of exercise over the exercise price paid. You will be liable for any federal and state taxes on such amount regardless of whether you hold the shares of our common stock acquired upon exercise of such nonqualified stock options.

      Upon exercise of incentive stock options, you will not recognize ordinary income as long as you hold the shares you acquire upon exercise for at least one year (and two years following grant). However, the amount by which the fair market value of the shares of our common stock issued upon exercise exceeds the exercise price paid would constitute a “tax preference item” that may have alternative minimum tax consequences for you. Generally, this would only result in a higher tax liability for individuals with significant tax preference items and/or certain itemized deductions during the applicable tax year.

      You should note, however, that if you utilize the “cashless exercise” method with respect to your eligible options, irrespective of whether they are nonqualified stock options or incentive stock options, all gains will be treated as ordinary income.

      When you exercise stock appreciation rights, you will recognize ordinary income equal to the amount of the difference between the fair market value of the shares of our common stock you receive upon exercise over the grant price of such stock appreciation rights. The payment you would receive would be net of any federal and state withholding taxes at the supplemental rates in effect on the date of payment. Stock appreciation rights are solely and exclusively cash-settled, and no shares of our common stock are issued in connection with the exercise of stock appreciation rights.

      Capital Gains Treatment Is Not Available for Stock Appreciation Rights. Capital gains treatment is not available under any circumstances with respect to stock appreciation rights. For this reason, nonqualified stock options and incentive stock options may be viewed to have more favorable tax treatment, although as mentioned above, if you utilize the “cashless exercise” method with respect to your eligible options, all gains will be treated as ordinary income. The different tax consequences upon exercise are described above but you must also consider the tax consequences of the disposition of shares of our common stock upon the exercise of nonqualified stock option and incentive stock options. Generally, the tax consequences that arise when shares that were acquired upon exercise are sold depend on how long the shares were held and whether the shares were acquired upon the exercise of a nonqualified stock option or an incentive stock option.

      With respect to shares of our common stock that you acquire through the exercise of nonqualified stock options, any gain or loss you realize upon the disposition of such shares will be taxed as a capital gain or loss. The capital gain or loss will be equal to the difference between your tax basis in such shares (i.e., the exercise price of such options and any ordinary income you incur upon exercise) and the amount of sale proceeds you realize on the disposition of such shares. The gain or loss will be either long-term or short-term depending on the period you held the shares.

      With respect to shares of our common stock that you acquire through the exercise of incentive stock options that are held for at least one year from the date such shares were acquired upon exercise (and two years following grant), you will recognize a long-term capital gain or loss. The capital gain or loss will be equal to the difference, if any, between your tax basis in such shares (i.e., the exercise price of such options) and the amount of sales proceeds you realize on the disposition of such shares. No income, withholding or Social Security taxes apply to this income.

      However, with respect to shares of our common stock that you acquire through the exercise of incentive stock options that are not held for the requisite holding periods, you will recognize ordinary income in an amount equal to the difference between the exercise price and the lesser of (i) the fair market value of the shares of our common stock on the date of exercise and (ii) your sale price. The balance of your gain upon disposition, if any, will be taxed as a capital gain. The gain or loss will be either long-term or short-term depending on the period you held the shares.

We urge you to consult your own tax or financial advisor to discuss these and other consequences if you elect to participate in the offer.

      Effects of the Offer on Existing Incentive Stock Options. There is a risk that even if you do not elect to participate in the offer, any of your eligible options that are incentive stock options may be deemed modified and treated by the Internal Revenue Service (“IRS”) as nonqualified stock options and taxed accordingly. U.S. tax laws and applicable regulations provide that any “modification” of the terms of an incentive stock option is considered a grant of a new option, which could, under certain circumstances, result in a loss of incentive stock option status. The IRS has recently issued proposed regulations relating to the treatment of incentive stock options. In the proposed regulations, the IRS expressly stated that the terms of an option are not modified merely because an optionee is offered a change in the terms of the option if such change to the option is not actually made. Although the proposed regulations as currently drafted are effective for any options granted on or after June 9, 2003, these proposed regulations appear to reaffirm the IRS’s published position on this issue. However, because of the effective date, there can be no assurance that the clarification in the proposed regulations would be applicable to incentive stock options granted prior to such date, which includes all of the eligible options, or that regulations will be adopted in their proposed form.

If you hold incentive stock options and do not elect to participate in the offer, you should consult your own tax advisor with respect to the tax consequences of retaining your eligible incentive stock options.

Material Non-U.S. Tax Consequences

      Included on Schedule D to this Offer to Exchange are summaries of the general tax consequences if you elect to participate in the offer if you reside in, or are subject to taxation in, France, Germany or Mexico. If you reside in, or are subject to the tax laws of, France, Germany or Mexico, you should review these summaries carefully before deciding whether or not to participate in the offer. You should also be aware that neither we nor our subsidiaries withhold taxes upon your exercise of options if you reside in, or are subject to taxation in, France, Germany or Mexico.

15.     Expiration of the Offer.

      The offer is currently scheduled to expire at 5:00 p.m., Eastern Standard Time, on December 17, 2003 unless and until we, in our sole discretion, extend the period of time during which the offer will remain open, in which event the term expiration refers to the latest time and date at which the offer, as so extended, expires. See Section 16 of this Offer to Exchange for a description of our right to extend, delay, terminate and amend the offer.

      For purposes of the offer, a business day means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight., Eastern Standard Time.

16.     Extension of Offer; Termination; Amendment.

      We may, from time to time, extend the period of time during which the offer is open and delay accepting any eligible options tendered to us by announcing the extension and giving email or written notice of the extension to eligible employees and making an announcement thereof.

      We also expressly reserve the right, in our sole discretion, prior to the expiration of the offer, to terminate or amend the offer (including, without limitation, by increasing or decreasing the consideration offered to eligible employees or by increasing or decreasing the number of options subject to the offer) and to postpone our acceptance and cancellation of any eligible options tendered for exchange, by giving email or written notice of such termination or postponement to eligible employees and making an announcement thereof. Our reservation of the right to delay our acceptance and cancellation of eligible options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended, which requires that we pay the consideration offered (i.e., grant of stock appreciation rights) or return the eligible options tendered promptly after termination or withdrawal of a tender offer.

      Amendments to the offer may be made at any time and from time to time by an announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day immediately following the last previously scheduled or announced expiration of the offer. Any announcement made pursuant to the offer will be disseminated promptly to eligible employees in a manner reasonably calculated to inform eligible employees of such change. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing email and written notice through our normal channels.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended. These rules require minimum periods during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, including a change in percentage of securities sought.

17.     Fees and Expenses.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to the offer.

18.     Additional Information.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the SEC, before making a decision as to whether to tender your eligible options:

(a) Our annual report on Form 10-K for the year ended December 31, 2002, filed with the SEC on February 18, 2003;

(b) Our quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, filed with the SEC on April 16, 2003, July 17, 2003 and October 16, 2003, respectively;

(c) the description of our common stock contained in the prospectus filed as part of our registration statement on Form S-1 filed with the SEC on February 2, 1999, including all amendments or reports updating this description;

(d) The Delphi Automotive Systems Stock Incentive Plan and the Delphi Salary and Hourly Stock Option Plan; and

(e) Our reports on Form 8-K, filed with the SEC on October 23, 2003, November 12, 2003 and November 14, 2003.

      We hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer to Exchange and the expiration of the offer. These include periodic reports, such as annual reports on Form 10-K and current reports on Form 8-K, as well as proxy statements.

      The SEC File Number for these filings is 1-14787. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

Securities and Exchange Commission

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

      You may also obtain copies of our SEC filings through our website at http://www.delphi.com. Our website and the information at that site, or connected to that site, is not incorporated into this Offer to Exchange or any document related to the offer.

      Our common stock is listed and traded in the United States on the New York Stock Exchange under the symbol “DPH.”

      We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you. Requests should be directed to the applicable person(s) listed on Schedule A to this Offer to Exchange. You may also obtain a copy of this Offer to Exchange and any related documents on our employee portal at the following address: http://my.delphi.com.

      As you read the documents listed in Section 18 of this Offer to Exchange, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

19.     Forward-Looking Statements.

      This Offer to Exchange and our SEC reports referred to above include forward-looking statements that reflect our management’s current expectations concerning future results and events. In addition, in the future, we, and others on our behalf, may make statements that constitute forward-looking statements. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals, our future economic performance or prospects, the potential effect of our performance on certain contingencies, and assumptions underlying any such statements are, or may be, forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, both general and specific, and other factors, which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. In addition to the risk factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Forward Looking Statements” contained in our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly reports on Form 10-Q filed after such Form 10-K, the following important risks and uncertainties could affect future results, causing these results to differ materially from those expressed in our forward-looking statements:

•	our ability to execute our portfolio and other global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters;

•	the success of our efforts to diversify our customer base and still maintain existing GM business;

•	the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and

•	our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market in which we operate, including customer cost reduction initiatives, potential increases in warranty costs, funding requirements and pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism, war or labor unrests, and other changes in the political and regulatory environments where we do business.

      These factors and the risk factors described in our SEC filings are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could affect our future results. The forward-looking statements included in the above-mentioned annual report on Form 10-K and quarterly reports on Form 10-Q were made only as of the respective date of these reports. We expressly disclaim any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

20.     Miscellaneous.

      We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable laws or rules of any regulatory authority or other governing agencies or groups of any jurisdiction, we will make a good faith effort to comply with such laws or rules. If, after such good faith effort, we cannot comply with such laws or rules, the offer will not be made to, nor will tenders be accepted from or on behalf of, eligible employees residing in such jurisdiction.

      We have not authorized any person to make any recommendation or representations on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to documents to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Delphi Corporation

November 18, 2003

SCHEDULE A

REGIONAL CONTACT INFORMATION FOR

ASSISTANCE AND QUESTIONS

INFORMATION REGARDING ELIGIBLE OPTIONS

United States:

Attention:	Smith Barney/Citigroup
Telephone number:	(877) 433-5744
Facsimile number:	(210) 357-8480
Website:	www.benefitaccess.com

France, Germany and Mexico:

Attention:	Denver Corporate Client Group
Telephone number:	(303) 572-4808
Facsimile number:	(303) 572-4811
Email:	stephanie.a.glassman@smithbarney.com

GENERAL EXCHANGE OFFER INQUIRIES

Attention:	Ms. Michelle Swastek
Company:	Delphi Corporation
Telephone number:	(248) 813-6065
Facsimile number:	(248) 813-2523
Email:	michelle.swastek@delphi.com

Attention:	Ms. Debra Alexander
Company:	Delphi Corporation
Telephone number:	(248) 813-1120
Facsimile number:	(248) 813-1111
Email:	debra.alexander@delphi.com

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SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND SECTION 16 OFFICERS OF DELPHI

Name	Title	Business Address and Telephone*

J.T. Battenberg III	Chairman of the Board, Chief Executive Officer and President
Alan S. Dawes	Director, Vice Chairman and Chief Financial Officer
Donald L. Runkle	Director, Vice Chairman and Chief Technology Officer
John D. Opie	Lead Director
Oscar de Paula Bernardes Neto	Director
Robert H. Brust	Director
Virgis W. Colbert	Director
David N. Farr	Director
Dr. Bernd Gottschalk	Director
Shoichiro Irimajiri	Director
Cynthia A. Niekamp	Director
Roger S. Penske	Director
Patricia C. Sueltz	Director
Rodney O’Neal	President of Dynamics, Propulsion and Thermal Sector
Mark R. Weber	Executive Vice President, Operations, Human Resources Management and Corporate Affairs
David B. Wohleen	President of Electrical, Electronics, Safety & Interior Sector
Logan G. Robinson	Vice President and General Counsel
John D. Sheehan	Chief Accounting Officer and Controller

*	Unless otherwise indicated, the business address and telephone of the persons set forth on this Schedule are Delphi Corporation, 5725 Delphi Drive, Troy, Michigan 48098, telephone: (248) 813-2000.

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SCHEDULE C

DELPHI CORPORATION

STOCK APPRECIATION RIGHTS FOR OPTIONS PLAN

      1. (a).     The purpose of the Delphi Corporation Stock Appreciation Rights for Options Plan (the “Plan”) is to permit certain employees holding options in Delphi common stock granted pursuant to the Delphi Automotive Systems Stock Incentive Plan (which we refer to as the “SIP”) and the Delphi Salary and Hourly Stock Option Plan (which we refer to as the “SOP”) (collectively we refer to the SIP and the SOP as the “Option Plans”) to participate in a tender offer (the “Exchange Program”) whereby such employees may elect to exchange such stock options for cash-settled stock appreciation rights (“SARs”). In this way, Delphi Corporation (“Delphi” or the “Corporation”) may maintain the incentive for the creation of stockholder value and the opportunity for long-term remuneration achieved through prior option grants while reducing reliance on stock options as a means of incentive compensation.

      (b).     Each SAR, upon exercise, entitles Eligible Employees (as defined below) to receive an amount in cash equal to the excess of the fair market value of a share of the Corporation’s common stock, par value $.01 per share (the “Common Stock”) on the date of exercise over the “grant price” of the SAR as determined in Section 3 of the Plan. Fair market value of a share of Common Stock is equal to the mean of the highest and lowest sales prices on the exercise date as reported in The Wall Street Journal.

      (c).     The rights reserved in this Plan pursuant to paragraph 9 specifically permit, among other things, the Compensation and Executive Development Committee of the Delphi Board of Directors (the “Committee”), as from time to time constituted pursuant to the By-Laws of the Corporation, to determine (i) which “employees” (as defined in the Option Plans) are entitled to participate in the Exchange Program (“Eligible Employees”), (ii) which options granted under the Option Plans may be exchanged pursuant to the Exchange Program (“Eligible Options”), and (iii) the terms and conditions pursuant to which Eligible Employees may exchange Eligible Options for SARs issued under the Plan, subject only to compliance with applicable law.

      (d).     Under the Exchange Program, each Eligible Employee will be permitted to exchange all, and not less than all, of his or her Eligible Options for SARs that will be exercisable in accordance with the provisions of the Plan.

      2. Subject to the provisions of paragraph 9, the aggregate number of SARs that may be granted under this Plan will be equal to the number of Eligible Options surrendered for exchange pursuant to the Exchange Program but will in no event exceed 40,000,000.

      3. The grant price of any SAR will be equivalent to the grant price of the Eligible Option for which the SAR was exchanged (the “Related Option”); provided, however, that the grant price of the SAR may, in no event, be less than the par value of the Common Stock at the time the SAR is granted.

      4. SARs granted under this Plan are subject to the following:

(a). Except as otherwise determined by the Committee, each SAR will be or become exercisable to the same extent as the Related Option, and may be exercisable only in accordance with the terms and conditions applicable to the Related Option.

(b). The expiration date of the SAR will be the date the Related Option would have expired in accordance with its terms.

(c). (i) If an Eligible Employee is dismissed for cause or quits employment at any time, without the prior written consent of the Corporation, except as otherwise determined by the Committee, any SARs held by such Eligible Employee will terminate on the date of separation from employment. (ii) If an Eligible Employee is terminated by reason of death, each SAR will, except as otherwise determined by the Committee, terminate on the third anniversary of the date of death or, if earlier, the same date as the Related Option would have expired under the applicable Option Plan. (iii) If an Eligible Employee’s employment terminates for any reason other than as set forth in (i) and (ii) of this paragraph 4(c), each SAR will, except as otherwise determined by the Committee, terminate not later than the fifth anniversary of the date of termination of employment or, if earlier, the same date as the Related Option would have expired under the applicable Option Plan; provided, however, that (A) if the Eligible Employee dies within such period, each SAR will terminate on the third anniversary of the date of death or, if earlier, the same date as the Related Option would have expired under the applicable Option Plan; (B) the Committee may, at any time prior to any termination of employment under circumstances covered by this clause (iii), determine that the SARs terminate on the date of notice of termination of employment, or such later date as may be determined by the Committee; and (C) the exercise of any SAR after termination of employment is subject to satisfaction of the conditions precedent that the Eligible Employee refrain from engaging in any activity which, in the opinion of the Committee, is competitive with any activity of the Corporation or any “subsidiary” as defined in the Option Plans (except that employment at the request of the Corporation with an entity in which the Corporation has, directly or indirectly, a substantial ownership interest, or other employment specifically approved by the Corporation, will not be considered to be an activity which is competitive with any activity of the Corporation or any subsidiary), and from otherwise acting, either prior to or after termination of employment, in any manner inimical or in any way contrary to the best interests of the Corporation, and that the Eligible Employee furnish to the Corporation such information with respect to the satisfaction of the foregoing condition precedent as the Committee may reasonably request.

(d). In consideration for any SAR granted under this Plan in exchange for an Eligible Option which was granted pursuant to the SIP and as a condition to the exercise of any such SAR, the Eligible Employee granted the SAR, by accepting such SAR, agrees to remain in the employment of the Corporation or subsidiary, as applicable, for a period of six months after the date of exercise of any SAR, unless such employment is terminated by death or retirement or unless the Committee determines at the time of exercise of the SAR not to require such agreement. If, contrary to any such agreement, the Eligible Employee terminates employment for any reason (unless such Eligible Employee retires with the prior consent of the Corporation or dies) within six months after the date of exercise of any SAR, such Eligible Employee will pay to the Corporation an amount equal to any gain from such exercise that was realized on the exercise date, within thirty days of the date of termination. By accepting a grant under this Plan, Eligible Employees consent to the deduction of an amount equal to such gain from any amounts the Corporation owes any Eligible Employee, including, but not limited to, amounts owed as wages or other compensation, fringe benefits, or vacation pay. It is expressly understood that the restrictions on exercise set forth in this paragraph 4(d) are applicable only to SARs granted in exchange for Eligible Options granted pursuant to the SIP and that such restrictions will not apply to any SAR granted in exchange for an Eligible Option granted pursuant to the SOP.

(e). For purposes of this Plan, a qualifying leave of absence does not constitute a termination of employment, except that SARs are not exercisable during a leave of absence granted to an Eligible Employee for government service.

(f). An Eligible Employee may exercise a SAR issued under the Plan at any time prior to the applicable expiration date. Upon exercise, the Eligible Employee will receive from the Corporation, as soon as administratively practicable, a lump sum cash payment equal to the excess of the fair market value of the Common Stock over the grant price of the SAR, less applicable tax withholding.

(g). Holders of SARs will receive no dividends and do not enjoy the same rights of ownership accorded to holders of Common Stock; each SAR represents a notional investment in the Corporation and upon exercise entitles the holder to receive a cash payment in accordance with and subject to the provisions of the Plan.

(h). Unless otherwise determined by the Committee, with the exception of transfer by will or the laws of descent and distribution, or as otherwise provided in paragraph 5, no SARs are assignable or transferable, and SARs are exercisable during the life of an Eligible Employee only by such Eligible Employee.

      5.     In the event of death, the executor(s) or administrator(s) of the Eligible Employee’s estate, or such other person(s) as determined by a court of competent jurisdiction, (i) may exercise, in accordance with and subject to the provisions of this Plan, any unterminated or unexpired SARs and (ii) receive payment, in accordance with and subject to the provisions of this Plan, pursuant to the vesting of all or any portion of any SAR, provided the executor(s), administrator(s) or other person(s) supplies documentation satisfactory to the Corporation to so act. Upon making such determination, the Corporation is relieved of any further liability regarding SARs granted to the deceased Eligible Employee.

      6.     The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the settlement of a SAR, nothing contained in the Plan gives any Eligible Employee rights that are greater than a general creditor of the Corporation. In its sole discretion, the Delphi Board of Directors may, but is not required to, authorize the creation of trusts or other arrangements to meet the obligations created under the Plan.

      7.     In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Common Stock, the Committee may, but is not required to, make such adjustments in the aggregate number of and grant price of outstanding SARS, or any other changes as may be determined appropriate by the Committee.

      8.     The expenses of administering this Plan will be borne by the Corporation.

      9.     Full power and authority to construe and interpret this Plan is vested in the Committee. To the extent determined by the Committee, administration of this Plan, including, but not limited to, (a) the selection of Eligible Employees for participation in the Plan and (b) the grant amounts and the vesting schedules for SARs, may be delegated to the Delphi Strategy Board; provided, however, the Committee may not delegate to the Delphi Strategy Board any powers, determinations or responsibilities with respect to employees of the Corporation who are Delphi Strategy Board members. The Committee is also empowered to determine when, and to what extent, individuals otherwise eligible for consideration become or cease to be, as the case may be, Eligible Employees for purposes of this Plan and to determine when, and under what circumstances, any Eligible Employee may be considered to have terminated employment for purposes of this Plan. The instruments evidencing SARs, and documentation with respect to the exercise of SARs, if any, will be in such form, consistent with this Plan, as may be determined by the Committee but will in any event include the date on which the SARs were granted, the number of SARs granted, whether the SARs are exercisable or schedule for future exercisability, as applicable, and the grant price and term of the SARs. Any person who accepts any award hereunder agrees to accept as final, conclusive and binding all determinations of the Committee and the Delphi Strategy Board.

      10.     To the extent permitted by applicable laws, rules and regulations, the Committee, in its sole discretion, may amend, modify, suspend, or terminate this Plan at any time, including, without limitation, the broad authority to amend the Plan or any SAR to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and federal laws.

      11.     Every right of action by, or on behalf of, the Corporation or by any stockholder against any past, present, or future member of the Board of Directors, officer, or employee of the Corporation or its subsidiaries arising out of or in connection with this Plan will, irrespective of the place where action may be brought and irrespective of the place of residence of any such director, officer, or employee, cease and be barred by the expiration of three years from the date of the act or omission in relation to which such right of action arises. Any and all right of action by any employee (past, present, or future) against the Corporation arising out of or in connection with this Plan will, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in relation to which such right of action arises.

      12.     This Plan and all determinations made and actions taken under this Plan are governed by the laws of the State of Delaware, without giving effect to principles of conflict of laws, and construed accordingly.

      13.     This Plan is effective on November 1, 2003.

SCHEDULE D

GUIDES TO ISSUES IN FRANCE, GERMANY AND MEXICO

Option Exchange: A Guide to Issues in France

      The following “Guide to Issues” is a summary of the tax consequences of the offer and the cancellation of outstanding eligible options in exchange for the grant of stock appreciation rights for individuals subject to tax in France. This summary also describes certain additional legal considerations and modifications to the offer for participants in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary is merely intended to alert you to certain issues, including potential tax consequences, you may wish to consider in deciding whether to participate in the offer. This summary is based on the tax laws as of the date of the Offer to Exchange. Please note that tax laws vary with individual circumstances and change frequently, and, occasionally, changes are made on a retroactive basis. If you live and work in one country, but are a citizen or resident of another country for local law purposes, consult your tax or financial advisor to determine which tax laws apply to you.

      WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR LEGAL ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FRENCH OR OTHER NON-U.S. FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

      Nothing in this summary gives, or will be considered to give, you the right to remain in the employ of Delphi Corporation or any of its subsidiaries. Similarly, nothing in this summary will be considered a contract or guarantee of wages or consideration.

Modifications to the Terms and Conditions of the Offer for Individuals Residing in France

      Due to French legal requirements, if you reside in France, you will not be an eligible employee for purposes of the offer, and will not receive copies of the Offer to Exchange and related documents, unless and until you specifically request copies of such documents. Requests should be made to Michelle Swastek or Debra Alexander in the manner set forth on Schedule A to the Offer to Exchange.

Commencement of the Offer

      You will not be subject to tax upon the commencement of the offer.

Cancellation of the Eligible Options

      You will not be subject to tax as a result of the cancellation of your eligible options.

Grant of Stock Appreciation Rights

      You will not be subject to tax as a result of the grant of your stock appreciation rights (unless on the date of grant the grant price of your stock appreciation rights is less than the fair market value of our common stock).

Exercise of Stock Appreciation Rights

      Upon the exercise of your stock appreciation rights, you will be subject to income tax on the difference (if any) in value between the fair market value of the shares of Delphi common stock on the date of exercise of the stock appreciation right and the exercise price of the stock appreciation right.

      You will also be subject to social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) as you are with respect to your regular employment income. This income is considered additional salary and, therefore, is included in your overall income for the year in which the stock appreciation right is exercised.

Withholding and Reporting

      Your local employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise your stock appreciation rights. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax.

      The income you receive must be reported in your annual income tax return.

Exchange Control Information

      You must report to the customs and excise authorities any cash you import or export without the use of a financial institution when the value of the cash is equal to or exceeds €7,600.

Option Exchange: A Guide to Issues in Germany

      The following “Guide to Issues” is a summary of the tax consequences of the offer and the cancellation of outstanding eligible options in exchange for the grant of stock appreciation rights for individuals subject to tax in Germany. This summary also describes certain additional legal considerations with respect to the offer for participants in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary is merely intended to alert you to certain issues, including potential tax consequences, you may wish to consider in deciding whether to participate in the offer. This summary is based on the tax laws as of the date of the Offer to Exchange. Please note that tax laws vary with individual circumstances and change frequently, and, occasionally, changes are made on a retroactive basis. If you live and work in one country, but are a citizen or resident of another country for local law purposes, consult your tax or financial advisor to determine which tax laws apply to you.

      WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR LEGAL ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND GERMAN OR OTHER NON-U.S. FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

      Nothing in this summary gives, or will be considered to give, you the right to remain in the employ of Delphi Corporation or any of its subsidiaries. Similarly, nothing in this summary will be considered a contract or guarantee of wages or consideration.

Commencement of the Offer

      You should not be subject to tax upon the commencement of the offer.

Cancellation of the Eligible Options

      You should not be subject to tax as a result of the cancellation of your eligible options.

Grant of Stock Appreciation Rights

      You should not be subject to tax as a result of the grant of your stock appreciation rights.

Exercise of Stock Appreciation Rights

      Upon the exercise of your stock appreciation rights, you should be subject to income tax on the amount of cash you receive pursuant to your stock appreciation right (i.e., the difference (if any) in value between the fair market value of the shares of Delphi common stock on the date of exercise of the stock appreciation right and the exercise price of the stock appreciation right).

      You should also be subject to social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) as you are with respect to your regular employment income. This income should be considered additional salary and, therefore, should be included in your overall income for the year in which the stock appreciation right is exercised.

Withholding and Reporting

      Your local employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise your stock appreciation rights. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax.

      The income you receive must be reported in your annual income tax return.

Exchange Control Information

      You must report any payment from or to a non-resident in Germany such as Delphi Corporation or payments from or to a resident in Germany which are ultimately for the account of a non-resident in excess of €12,500.

      In addition, German residents are required to report, on a monthly basis, claims (including stock appreciation rights) worth more than €5,000,000 against a non-German resident.

Option Exchange: A Guide to Issues in Mexico

      The following “Guide to Issues” is a summary of the tax consequences of the offer and the cancellation of outstanding eligible options in exchange for the grant of stock appreciation rights for individuals subject to tax in Mexico. This summary also describes certain additional legal considerations with respect to the offer for participants in Mexico. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary is merely intended to alert you to certain issues, including potential tax consequences, you may wish to consider in deciding whether to participate in the offer. This summary is based on the tax laws as of the Offer to Exchange. Please note that tax laws vary with individual circumstances and change frequently, and, occasionally, changes are made on a retroactive basis. If you live and work in one country, but are a citizen or resident of another country for local law purposes, consult your tax or financial advisor to determine which tax laws apply to you.

      WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR LEGAL ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND MEXICAN OR OTHER NON-U.S. FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

      Nothing in this summary gives, or will be considered to give, you the right to remain in the employ of Delphi Corporation or any of its subsidiaries. Similarly, nothing in this summary will be considered a contract or guarantee of wages or consideration.

      NEITHER THE ELIGIBLE OPTIONS NOR THE STOCK APPRECIATION RIGHTS HAVE BEEN REGISTERED WITH THE NATIONAL REGISTER OF SECURITIES (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES), AND MAY NOT BE OFFERED OR SOLD PUBLICLY IN MEXICO. THIS OFFER TO EXCHANGE MAY NOT BE PUBLICLY DISTRIBUTED IN MEXICO.

Commencement of the Offer

      You will not be subject to tax upon the commencement of the offer.

Cancellation of the Eligible Options

      You will not be subject to tax as a result of the cancellation of your eligible options.

Grant of Stock Appreciation Rights

      You will not be subject to tax as a result of the grant of your stock appreciation rights.

Exercise of Stock Appreciation Rights

      Upon the exercise of your stock appreciation rights, you will be subject to ordinary taxes on the difference (if any) in value between the fair market value of the shares of Delphi common stock on the date of exercise of the stock appreciation right and the exercise price of the stock appreciation right.

      You will also be subject to social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) as you are with respect to your regular employment income. This income is considered additional salary and, therefore, is included in your overall income for the year in which the stock appreciation right is exercised.

Withholding and Reporting

      To the extent that your local employer pays any amounts due upon exercise of your stock appreciation rights, such local employer would be required to withhold and report income tax upon exercise. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax.

However, in the event that Delphi pays any amounts due upon exercise of your stock appreciation rights, your local employer would not be required to withhold and you would be obligated to pay the relevant taxes directly.

      The income you receive (irrespective of the source) must be reported in your annual income tax return.

SCHEDULE E

FORM OF GRANT LETTER

DECEMBER 17, 2003 STOCK APPRECIATION RIGHT GRANT SUMMARY

[Employee Address]

Grant	12/17/03	$	xx.xx	Exp. xx/xx/xx
Grant	12/17/03	$	xx.xx	Exp. xx/xx/xx

      Our records indicate you have accepted our offer to exchange your eligible option grants for cash-settled stock appreciation rights (the “SARs”) as listed above. Your original option grants were cancelled and the SARs were granted to you as of December 17, 2003.

      The SARs are vested, meaning that you may exercise them at any time up to the applicable expiration date. All other terms of the prior option grants (including the exercise price and expiration date) have carried over to the SARs. Please refer to the Delphi Corporation Stock Appreciation Rights for Options Plan (the “SAR Plan”) that was included with the Offer to Exchange for the terms and conditions of your SARs. Please also note that when you exercise the SARs you will not be charged an administrative transaction fee.

      The SAR Plan will be administered by Smith Barney. We are in the process of updating your accounts with the exchange information. No further information related to the Offer to Exchange will be mailed to you. Accounts may be accessed through the Internet via www.benefitaccess.com, by calling 1-877-4DELPHI or by following the links on Apollo via the Employee Information Center page.

      Please direct any additional questions to Michelle Swastek at 248-813-6065 or michelle.swastek@delphi.com.

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